***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) of the type that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit.***

Exhibit 10.12

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

ODYSSEY THERAPEUTICS, INC.,

IFM THERAPEUTICS, LLC,

IFM MANAGEMENT, INC.,

IFM THERAPEUTICS GMBH

IFM QUATTRO, INC.,

IFM CINQUE, INC.,

and

IFM CONTINUA, INC.

Dated as of May 6, 2022

EXHIBITS

Exhibit A	Allocation Schedule

Exhibit B	Company Assignment and Assumption Agreement

Exhibit C	IP Assignment Agreement

Exhibit D	License Agreement

Exhibit E	Purchaser Assignment and Assumption Agreement

Exhibit F	Sublease and Operating Agreement

Exhibit G	Transfer Plan

Exhibit H	Equipment Side Letter

SCHEDULES

Schedule 1.1(a)	Business Employees

Schedule 1.1(b)	Knowledge

TABLE OF ADDITIONAL DEFINED TERMS

Agreement	Preamble
Applicable Withholding Law	18
Cash Consideration	3
Chosen Courts	59
Claim	44
Claim Notice	53
Closing	16
Closing Date	16
Company	Recitals
Company Contracts	25
Confidentiality Agreement	41
Confidentiality Period	41
Contractors	31
Damages	51
Employee Plan	33
Employee Representative Body	32
finally determined	55
Fundamental Representations	51
IFM GmbH	Preamble
Indemnified Parties	52
Indemnifying Party	53

Interests	Recitals
Management	Preamble
Milestone Event	18
Milestone Notice Date	20
Milestone Payment	18
Milestone Payment Date	20
Net Sales Milestone	20
Parent	Preamble
Parties	Preamble
Purchaser	Preamble
Purchaser Indemnified Parties	51
Released Matters	44
Releasees	44
Releasors	44
Restricted Person	46
Seller Indemnified Parties	52
Sellers	Preamble
Stock Consideration	14
Third Party Claim	53
Transaction Consideration	16
Transfer Taxes	43

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of May 6, 2022, is entered into by and among Odyssey Therapeutics, Inc., a Delaware corporation (“Purchaser”), IFM Therapeutics, LLC, a Delaware limited liability company (“Parent”), IFM Management, Inc., a Delaware corporation (“Management”), IFM Therapeutics GmbH, a limited liability company under the laws of the Federal Republic of Germany (“IFM GmbH”), IFM Quattro, Inc., a Delaware corporation (“Quattro”), IFM Cinque, Inc., a Delaware corporation (“Cinque”) and IFM Continua, Inc., a Delaware corporation (“Continua” and, together with Quattro and Cinque, the “Sellers” and each a “Seller” ). Purchaser, Parent, Management, IFM GmbH and the Sellers are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, each Seller is the record and beneficial owner of the number of membership interests of IFM Discovery, LLC, a Delaware limited liability company (the “Company”), set forth opposite such Seller’s name on the Allocation Schedule, which collectively constitute all of the issued and outstanding membership interests of the Company on a fully diluted basis (the “Interests”); and

WHEREAS, Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers, all of the Interests, upon the terms and subject to the conditions set forth herein; and

WHEREAS, prior to the execution and delivery of this Agreement and as a condition and inducement to the Parties’ willingness to enter into this Agreement, Purchaser and the applicable Selling Parties and their respective Affiliates have entered into, and effected the closing of the transactions contemplated by the Ancillary Agreements.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1 As used herein, the terms below shall have the following meanings.

“Action” means any claim (including any cross-claim or counterclaim), action, cause of action, charge, complaint, petition, suit, arbitration, grievance, audit, examination or investigation, demand letter, inquiry or other proceeding, whether civil or criminal, at Law or in equity, by or before any Governmental Authority or any arbitration panel.

“Active Substance” means, with respect to a MDA5 Milestone Product, the MDA5 Milestone Compound contained in such MDA5 Milestone Product, or, with respect to a NLRP1 Milestone Product, the NLRP1 Milestone Compound contained in such NLRP1 Milestone Product.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person as of the date hereof. As used in this definition, “control” means (a) the ownership of more than 50% of the voting securities or other voting interest of any Person (including attribution from Related Parties) or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager or otherwise. For the avoidance of doubt, (i) Parent, Management and IFM GmbH shall be deemed Affiliates of the Company (prior to Closing) and the other Selling Parties and (ii) none of [***] or its Affiliates, [***] or its Affiliates, or [***] or its Affiliates will be deemed an Affiliate of any Selling Party.

“Allocation Schedule” means a schedule, prepared by the Sellers and attached hereto as Exhibit A setting forth, for each Seller: (a) such Person’s name and address; (b) the amount of such Seller’s Interests in the Company; (c) each Seller’s Pro Rata Percentage; (d) the Cash Consideration to be paid to such Person at the Closing; (e) the Stock Consideration to be delivered to such Person at the Closing; and (f) wire information for such Person.

“Ancillary Agreements” means the License Agreement, the Company Assignment and Assumption Agreement, the Purchaser Assignment and Assumption Agreement, the IP Assignment Agreement, the Sublease and Operating Agreement and the Equipment Side Letter.

“Bonn Know-How” means any Know-How generated, used or held for use by the Company or any of its Affiliates in connection with the Bonn License Agreement or the practice or other exploitation of the Intellectual Property licensed thereunder.

“Bonn License Activities” means (i) the development, exercise, practice or other exploitation of any Licensed IP under the Bonn License Agreement or the performance of activities in connection with any of the foregoing, and (ii) the performance of the Bonn License Agreement.

“Bonn License Agreement” means the Retained Know-How License Agreement by and between [***].

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.

“Business Employee” means the employees of the Selling Parties as set forth on Schedule 1.1(a), for whom Purchaser shall receive executed employment documentation pursuant to Section 7.3(c)(x), including those who shall transfer to Odyssey GmbH pursuant to the Acquired Rights Directive (2001/23/EC) and its implementation in German law pursuant to Section 613a German Civil Code.

“Cash Consideration” means $1,750,000.

“Closing Consideration” means an amount equal to the Cash Consideration plus the Stock Consideration.

“Closing Financial Certificate” means a certificate executed by the chief executive officer of the Company dated as of the Closing Date, certifying as of immediately prior to the Closing, that the Company has no Indebtedness or Liabilities (including with respect to Transaction Expenses).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combination Milestone Product” means any MDA5 Milestone Product or NLRP1 Milestone Product that contains one or more Active Substances together with one or more other active substances and is sold either as a fixed dose/unit or as separate doses/units in a single package by prescription, over-the-counter or any other method.

“Company Assets” means (i) any and all of the assets, materials, documents, properties, services and rights (including Intellectual Property, Know-How, laboratory notebooks, compounds, master and working cell banks, assays and Contracts) used in, useful for (but solely to the extent related to any physical assets, reasonably useful for) or necessary to operate the Company Business as currently conducted and as contemplated to be conducted and (ii) any Know-How, materials or physical embodiments of Intellectual Property that are used in, useful for (but solely to the extent related to any physical embodiments of Intellectual Property, reasonably useful for) or necessary to fully exercise and exploit the Company IP.

“Company Assignment and Assumption Agreement” means the agreement attached hereto as Exhibit B, by and among the Company, the Selling Parties and their Affiliates, dated as of the date hereof.

“Company Business” means discovery, research or development relating to MDA5 or NLRP1 and its modulation, including the discovery, research or development of any MDA5 Compound or NLRP1 Compound.

“Company IP” means, individually and collectively, the Licensed IP and the Owned IP.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks or systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by or on behalf of the Company or necessary for the Company Business.

“Company Know-How” means any Know-How generated, used or held for use by the Company or any of the Selling Parties or any of their respective Affiliates in connection with the Company Business.

“Competing Business” means the Exploitation, directly or indirectly, of any MDA5 Compound or NLRP1 Compound or any product including any MDA5 Compound or NLRP1 Compound.

“Contract” means any agreement, understanding, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, grant, subsidy, promise, undertaking or other legally binding arrangement, whether written or oral.

“CSA” means the United States Controlled Substances Act, 21 U.S.C. § 801 et seq.

“Default” means (a) any breach, violation or default, (b) the existence of circumstances or the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach, violation or default, or (c) the existence of circumstances or the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration or loss of benefit.

“Deliver” means providing to Purchaser a copy of any item required to be delivered to Purchaser directly or any such item in the virtual data room for the transactions contemplated by this Agreement to which Purchaser and its Representatives have access, in each case not less than three Business Days prior to the date hereof.

“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or in connection with this Agreement, the negotiation, execution or performance of this Agreement (including any such dispute, controversy or claim based upon, arising out of or related to any representation or warranty made in this Agreement) or the transactions contemplated by this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement.

“Employee” means any individual who is or was engaged as an employee of any of the Selling Parties in support of the Company Business.

“Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, preference, right of possession, lease, tenancy, license, encroachment, encumbrance, preemptive right, right of first refusal, restriction, or promise regarding the transfer of an asset (or any interest therein) to a Third Party or Affiliate, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future.

“Equipment Side Letter” means the agreement attached hereto as Exhibit H, by and between IFM GmbH and Purchaser, dated as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exploit” means to make, have made, import, use, sell or offer for sale, including to discover, research, develop, commercialize, register, manufacture, have manufactured, modify, improve, hold or keep (whether for disposal or otherwise), have used, imported, export, transport, distribute, promote, market or have sold or otherwise dispose of and “Exploitation” means the act of Exploiting a component, product or process.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq.

“First Commercial Sale” means, with respect to the applicable Milestone Product, the first sale of such Milestone Product for monetary value in an arm’s length transaction by Purchaser, any of its subsidiaries or any Product Obligor to any Sales Third Party for use or consumption by such Sales Third Party of such product in the United States after all Regulatory Approvals have been obtained in the United States for such Milestone Product. For the avoidance of doubt, sales prior to receipt of Regulatory Approvals for such product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales” shall not be construed as a First Commercial Sale.

“First Party Licensed IP” means Licensed IP that is owned or purported to be owned by any of the Selling Parties or any of their respective Affiliates (other than the Company).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) international, multinational, federal, state, local, municipal, foreign or other government, agency or authority; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, securities exchange or instrumentality and any court or other tribunal).

“IND” means an Investigational New Drug Application as defined in the FDCA or any successor application or procedure for the applicable Milestone Product filed with the FDA, in either case filed by Purchaser, any of its subsidiaries or any Product Obligor.

“IND Filing Date” means the date that is 30 days after the submission of the applicable IND to FDA without FDA instituting a clinical hold.

“Indebtedness” means (without duplication), as to any Person: (a) all indebtedness of such Person for borrowed money, (b) all obligations under capitalized or operating leases with respect to which such Person is liable, (c) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments, (d) all obligations in respect of interest rate and currency obligation swaps, protection agreements, hedges, caps or collar agreements or similar arrangements either generally or under specific contingencies, (e) all reimbursement obligations of such Person under outstanding letters of credit, (f) all obligations of such Person for the deferred purchase price of property or services including pursuant to any earn-out or similar obligation, (g) all obligations of such Person under conditional sale or other title retention agreements relating to any assets and properties purchased by such Person, (h) all guarantees by such Person of any of the foregoing, and (i) any accrued and unpaid liabilities for Pre-Closing Taxes.

“Initiation” or “Initiate” means, with respect to a clinical study, the first dosing of the first human subject in such clinical study in accordance with the applicable protocol and Law.

“Intellectual Property” means any and all intellectual property or proprietary rights of any kind or nature, whether protected, created or arising under any Law, in any jurisdiction anywhere in the world, including all rights in, arising out of, or associated with, any of the following: (a) Patents; (b) Know-How; (c) trademarks, service marks, trade names, service names, trade dress rights, logos, and other indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (d) domain names, URLs, social media tags, handles and other identifiers (and all accounts and account information relating thereto); (e) copyrights, works of authorship, whether or not copyrightable, and mask works, and all registrations, applications for registration, and renewals of any of the foregoing (including rights in any promotional, marketing, web and social media content and scientific, technical and pre-clinical trial materials) (“Copyrights”); (f) internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights (“Domain Names”); (g) data, databases, and compilations of data, including all Personal Data and pre-clinical trial data, and all aggregated data; (h) moral rights, rights of publicity and other rights to use or exploit the name, image and likeness of any individual; (i) supplier lists, cost and anticipated pricing information, and business and marketing plans, in any form whether or not specifically listed herein, all rights to limit the use or disclosure of any of the foregoing, and all embodiments of, and all documentation relating to, any of the foregoing; (j) rights in software (whether object code or source code), technology platforms and application programming interfaces, specifications, and other documentation for any of the foregoing (“Software”); (k) moral rights and rights of publicity; (l) all corresponding recordings, licenses or similar agreements relating to any of the foregoing; (m) rights to bring an action for infringement, dilution, misappropriation or other impairment or violation of rights and to receive damages, proceeds or any other legal or equitable protections and remedies with respect to any of the foregoing; and (n) similar or equivalent rights to any of the foregoing anywhere in the world.

“IP Assignment Agreement” means the agreement attached hereto as Exhibit C, by and among the Company, the Selling Parties and their Affiliates, dated as of the date hereof.

“IRS” means the U.S. Internal Revenue Service or any successor agency thereto.

“Know-How” means any inventions, discoveries, concepts, ideas, improvements, trade secrets, technology, business and technical information, proprietary methods, processes, processing methods, techniques, tools, or other know-how, in each of the foregoing cases, whether or not patentable or patent-eligible, and including: physical, chemical, biological, toxicological, pharmacological, and pre-clinical data, dosage regimens, assays, quality control and testing procedures, product specifications, manufacturing techniques, algorithms, designs, design rights, schematics, work-flow diagrams, work product, technology, technical data, all rights to limit the use or disclosure of any of the foregoing, all documentation relating to any of the foregoing, and all similar rights of any type under Law, in each case whether or not confidential or proprietary, and in any form whether or not specifically listed herein.

“Knowledge” means the actual knowledge of the individuals listed on Schedule 1.1(b) and the knowledge such individuals would reasonably be expected to have after making a reasonable inquiry with respect to the applicable matter.

“Law” means any applicable federal, national, supranational, state, provincial, local or other domestic or foreign law (including common law), statute, treaty, rule, regulation, Order, directive, ordinance, interpretation, policy, agreement, codes of practice or guidance, with or by, or any other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, or any provision or condition of any Permit.

“Liability” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including “off-balance sheet” liabilities.

“License Agreement” means the agreement attached hereto as Exhibit D, by and among the Company, the Selling Parties and their Affiliates, dated as of the date hereof.

“Licensed IP” means (a) any Intellectual Property licensed to, used in or held for use, by or on behalf of the Company or any of the Selling Parties or any of their respective Affiliates related to the Company Business, (b) any other Intellectual Property that is necessary for the conduct of the Company Business, (c) all Intellectual Property licensed pursuant to the Bonn License Agreement that is not exclusively related to [***], but in each case ((a) to (c)) excluding any Owned IP.

“MDA5” means the melanoma differentiation-associated protein 5 encoded by the IFIH1 gene in humans.

“MDA5 Agonist Compound” means a MDA5 Compound that: [***].

“MDA5 Agonist Product” means a pharmaceutical product that contains as an active ingredient (alone or with other active ingredients) one or more MDA5 Agonist Compounds.

“MDA5 Antagonist Compound” means a MDA5 Compound that: [***].

“MDA5 Antagonist Product” means a pharmaceutical product that contains as an active ingredient (alone or with other active ingredients) one or more MDA5 Antagonist Compounds.

“MDA5 Compound” means a compound whose primary mechanism of action is to modulate the activity of MDA5.

“MDA5 Milestone Compound” means a MDA5 Agonist Compound or a MDA5 Antagonist Compound.

“MDA5 Milestone Product” means a MDA5 Agonist Product or a MDA5 Antagonist Product.

“Member” means any holder of the membership interests of the Company.

“Milestone Product” means a MDA5 Milestone Product or a NLRP1 Milestone Product.

“Net Sales” means, with respect to any period, the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of a Milestone Product sold by Purchaser, its subsidiaries or any Product Obligor to the first Sales Third Party in the United States after deducting, if not previously deducted, from the amount invoiced or received: [***]. Without limiting the generality of the foregoing, sales, transfers, or dispositions of such Milestone Product for charitable, promotional (including samples), non-clinical, clinical, or regulatory purposes will be excluded from Net Sales, as will sales or transfers of such Milestone Product among Purchaser, its subsidiaries and any Product Obligor or among any Product Obligors; and the same unit of Milestone Product shall only be included in Net Sales once. The foregoing amounts shall be determined from the books and records of Purchaser, its applicable subsidiary or the applicable Product Obligor, as applicable, maintained in accordance with their regular accounting methods, consistently applied. There shall be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate Net Sales.

Nothing herein shall prevent Purchaser, any of its subsidiaries or any Product Obligor from making selling, distributing or invoicing a Milestone Product at a discounted price for shipments to Third Parties in connection with clinical trials, sampling, compassionate sales, humanitarian or an indigent program or similar bona fide arrangements in which such Third Party agrees to forego a normal profit margin for good faith business reasons and, notwithstanding anything herein to the contrary, to the extent such distribution is made without charge it shall not be deemed a sale for purposes of determining Net Sales. Sales or other commercial dispositions of such Milestone Product (i) between Purchaser, any of its subsidiaries or any Product Obligor (except where any such subsidiary or Product Obligor is an end user of the Milestone Product) or (ii) provided to Sales Third Parties, in connection with development, clinical trials, compassionate use, humanitarian and charitable donations or indigent programs, or for use, in reasonable and customary quantities, as samples, shall, in either case (clause (i) or (ii)), be excluded from the computation of Net Sales.

In the event that a Milestone Product is sold in the United States in the form of a Combination Milestone Product, Net Sales of such Combination Milestone Product shall be calculated by multiplying actual Net Sales of such Combination Milestone Product in the United States calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where [***].

In the event that a Milestone Product is sold only as a Combination Milestone Product in the United States, Net Sales in the United States shall be calculated on the basis of [***]. The deductions set forth in clauses (a) through (g) above will be applied in calculating Net Sales for a Combination Milestone Product. For clarity, if a Combination Milestone Product contains a MDA5 Milestone Compound and a NLRP1 Milestone Compound, Net Sales of such Combination Milestone Product for the purpose of calculating Net Sales of (x) all MDA5 Milestone Products shall be calculated on the basis that the MDA5 Milestone Compound (and not the NLRP1 Milestone Compound) is the Active Substance in such Combination Milestone Product: and (y) all NLRP1 Milestone Products shall be calculated on the basis that the NLRP1 Milestone Compound (and not the MDA5 Milestone Compound) is the Active Substance in such Combination Milestone Product.

“NLRP1” means nucleotide-binding domain and leucine-rich repeat containing (NLR) family pyrin domain containing 1; encoded by the NLRP1 gene in humans.

“NLRP1 Agonist Compound” means a NLRP1 Compound that: [***].

“NLRP1 Agonist Product” means a pharmaceutical product that contains as an active ingredient (alone or with other active ingredients) one or more NLRP1 Agonist Compounds.

“NLRP1 Antagonist Compound” means a NLRP1 Compound that: [***].

“NLRP1 Antagonist Product” means a pharmaceutical product that contains as an active ingredient (alone or with other active ingredients) one or more NLRP1 Antagonist Compounds.

“NLRP1 Compound” means a compound whose primary mechanism of action is to modulate the activity of NLRP1.

“NLRP1 Milestone Compound” means a NLRP1 Agonist Compound or a NLRP1 Antagonist Compound.

“NLRP1 Milestone Product” means a NLRP1 Agonist Product or a NLRP1 Antagonist Product.

[***]

“Odyssey GmbH” means Odyssey Therapeutics GmbH.

“Operating Agreement” means the Amended and Restated Operating Agreement of the Company, dated as of November 25, 2019.

“Order” means any judgment, decision, decree, direction, instruction, notice, award, injunction, ruling or order of any federal, national, supranational, state, provincial, local or other domestic or foreign court or Governmental Authority that is binding on any Person or its property or assets.

“Ordinary Course” means the ordinary course of the Company Business, consistent with past practice since its inception.

“Owned IP” means Intellectual Property owned or purported to be owned by or on behalf of the Company. “Owned IP” includes any Intellectual Property assigned to the Company pursuant to the IP Assignment Agreement.

“Patents” means any domestic or foreign patents (including utility, patents, design patents, industrial designs, utility models, and certificates of invention), patent disclosures, patent applications whether published or unpublished, filed or unfiled (including invention disclosures), and whether or not provisional or non-provisional (including additions, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, re-examination and supplemental examination applications), registrations, applications for registrations and any term extension or restoration, or other governmental action or grant of rights which provides rights beyond the original expiration date of any of the foregoing, including patent term extensions and supplementary protection certificates and the like, and any renewals, substitutions, confirmation patents, registration patents, invention certificates, patents of addition and the like, and any other Governmental Authority-issued indicia of invention ownership and similar related rights under the requirement of Laws of any jurisdiction.

“Payment Dispute” means any Dispute regarding (a) the occurrence or non-occurrence of any Milestone Event, (b) the payment, non-payment or amount of the Closing Consideration or any Milestone Payment, or (c) any claim for indemnification or setoff under Article VIII.

“Permits” means all licenses and operating licenses, permits, concessions, franchises, approvals, clearances, registrations, certificates, rights, qualifications, privileges, exemptions, authorizations, easements, variances, permissions, consents or Orders of, or filings with, or notifications to or lodged with, any Governmental Authority or any other Person, together with all applications therefor and all renewals, extensions, or modifications thereof and additions thereto.

“Person” means any person or entity, whether an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or organization.

“Personal Data” means any information relating to an identified or identifiable natural person, including an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person, and any information that is regulated under any applicable Law as “personal data” or “personally identifiable information” or similar.

“Per Share Value” means $6.15459, the price per share paid by Purchaser’s investors in its Series A-2 Preferred Stock financing.

“Phase II Clinical Trial” means a human clinical trial of a Milestone Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of pivotal clinical trials, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended, or foreign counterparts, as may be conducted anywhere in the world.

“Phase III Clinical Trial” means a human clinical trial of a Milestone Product, on a sufficient number of subjects in an indicated patient population that is designed to establish that such Milestone Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing approval of such Milestone Product, including all tests and studies that are required by the FDA from time to time, pursuant to applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(c), as amended, or foreign counterparts, as may be conducted anywhere in the world.

“PHSA” means the United States Public Health Service Act, 42 U.S.C. § 201 et seq.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means (a) all Taxes of the Company in respect of any Pre-Closing Tax Period (including any Taxes of the Company incurred in connection with any of the transactions contemplated by this Agreement) and any imputed understatement within the meaning of Section 6225 of the Code relating to any Pre-Closing Tax Period, (b) any Taxes of any Seller in respect of any Tax period, (c) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its subsidiaries (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (d) any and all Taxes of any Person (other than the Company or any of its subsidiaries) imposed on the Company or any of its subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing and (e) any Transfer Taxes. In the case of any Straddle Period, Pre-Closing Taxes shall (i) in the case of any property or ad valorem Taxes of the Company, include an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through and including the Closing Date and the denominator of which is the total number of days in such Straddle Period and (ii) in the case of all other Taxes of the Company, be determined on the basis of a closing of the books as of the end of the day on the Closing Date.

“Product Obligor” means with respect to a Milestone Product (a) any successor of Purchaser or any of its subsidiaries with respect to its rights to Exploit such Milestone Product, (b) any other Person who obtains, directly or indirectly, from Purchaser or any of its subsidiaries (or any of their respective successors) rights (i) to seek and obtain Regulatory Approval with respect to such Milestone Product or (ii) to sell such Milestone Product in the United States, or (c) an Affiliate of a successor or other Person described in clauses (a) or (b), and in the case of clauses (a) and (b), whether by assignment, license, sublicense or any other grant or transfer of rights, but excluding in the case of clauses (b) and (c) any distributor appointed by Purchaser or any of its subsidiaries (or any of their respective successors) or by any such assignee, (sub)licensee, transferee or subsidiary.

“Pro Rata Percentage” means, with respect to each Seller, the percentage set forth opposite the name of such Seller on the Allocation Schedule.

“Purchaser Assignment and Assumption Agreement” means the agreement attached hereto as Exhibit E, by and among Purchaser, the Selling Parties and their Affiliates, dated as of the date hereof.

“Purchaser Non-Voting Common Stock” means the shares of non-voting common stock, par value $0.0001 per share, of Purchaser.

“Purchaser Confidential Information” means the terms of this Agreement and all information with respect to Purchaser or its Affiliates (including the Company), or any of their business or activities, including Company Confidential Information, the Company IP and the Company Assets, any payments made or that may become payable hereunder, any indemnification claims hereunder and all other confidential or proprietary information with respect to the Company, the Company Business, or Purchaser or its Affiliates.

“Regulatory Approval” means, with respect to a Milestone Product and a country, all approvals from the relevant Regulatory Authorities necessary to market and sell such Milestone Product in such country.

“Regulatory Authority” means any applicable Governmental Authority that regulates or otherwise exercises regulatory authority with respect to the Company Business or the Exploitation of any pharmaceutical product, including the FDA.

“Related Party” means: (a) each Selling Party and their respective Affiliates; (b) each Person who is, or who was at the time of the entry into the transactions or the creation of the interest in question an officer, director, employee, agent, independent contractor or consultant (or similar position) of the Company or any Affiliate of the Company or such Selling Party or any of their respective Affiliates, or who, beneficially or of record, held Interests or other equity interests in the Company, or who served as a director, officer, employee, agent, independent contractor or consultant (or similar position) of a Person who, beneficially or of record, owned Interests or other equity interests in the Company; (c) each member of the immediate family of each of the Persons referred to in clause (a) or (b) above; and (d) each Person that is, or that was at the time of the entry into the transactions or the creation of the interest in question, an Affiliate of the Persons referred to in clause (a) or (b) above.

“Representative” means, with respect to any Person, any officer, director, manager, principal, attorney, agent, employee or other representative of such Person.

“Sales Third Party” means a Person other than Purchaser, its subsidiaries (including the Company) and any Product Obligor.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Parties” means Parent, Management, IFM GmbH and the Sellers.

“Selling Parties Confidential Information” means confidential or proprietary information with respect to the Selling Parties, excluding, for the avoidance of doubt, any Purchaser Confidential Information.

“Selling Parties’ Disclosure Letter” means the disclosure letter delivered by the Selling Parties to Purchaser concurrently with the execution of this Agreement.

“Shares” means the shares of Purchaser Non-Voting Common Stock to be delivered in exchange for the Interests.

[***]

“Stock Consideration” means 81,240 shares of Purchaser Non-Voting Common Stock, equal to $500,000 divided by the Per Share Value.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Sublease and Operating Agreement” means the agreement attached hereto as Exhibit F, by and among the Company, the Selling Parties and their Affiliates, dated as of the date hereof.

“Tax” means (a) any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes, including any interest, penalty, or addition thereto, in each case whether disputed or not, and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Authority” means any Governmental Authority responsible for the collection or administration of Taxes.

“Tax Return” means any return, declaration, report, statement, information statement or other document relating to the determination, assessment, collection or administration of any Tax.

“Third Party” means any Person other than the Selling Parties, the Company, Purchaser and their respective Affiliates.

“Third Party Licensed IP” means Licensed IP other than First Party Licensed IP.

“Transaction Expenses” means (a) any out-of-pocket fees, costs, payments and expenses, including legal and accounting fees and investment banking fees, in each case in connection with (i) the participation in or response to the investigation, review and inquiry conducted by Purchaser and its Representatives with respect to the Company Business (and the furnishing of information to Purchaser and its Representatives in connection with such investigation and review), (ii) the negotiation, preparation, drafting, review, execution, delivery or performance of this Agreement, any Ancillary Agreement or any other document delivered or to be delivered in connection with the transactions contemplated hereby, (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated hereby, or (iv) the obtaining of any consent, waiver or approval required to be obtained in connection with any of the transactions contemplated hereby; (b) any sale bonuses, change in control bonuses, benefits or consideration (including any deferred compensation), payments under phantom equity awards or other similar bonuses or payments, or any retention payments, that become payable by reason of the Closing (and any Taxes of the Company or Purchaser arising from the payment of any such bonuses or payments); and (c) any severance, redundancy or similar payments payable to any current Employee, or any current or former manager director, officer or Contractor, in connection with, or in anticipation, or as a direct or indirect result, of the transactions contemplated hereby (and any Taxes of the Company or Purchaser arising from the payment of any such payments), including, for the avoidance of doubt, any payments owed as a result of the transfer of any Business Employee from IFM GmbH to Odyssey GmbH.

“Transfer Plan” means the plan attached hereto as Exhibit G, identifying certain Company Assets agreed between the Selling Parties and Purchaser and providing procedures and a timeline (which in any event shall be no later than 30 days following Closing) for either (i) physical delivery of such Company Assets or (ii) as otherwise reflected on Exhibit G, access to such Company Assets, in each case (i) and (ii) from the Selling Parties and their respective Affiliates to, at Purchaser’s direction, Purchaser or one or more of its Affiliates (which may include the Company).

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, each of the Sellers hereby sells, assigns, transfers, conveys and delivers to Purchaser, free of any Encumbrances, the Interests set forth opposite such Seller’s name on the Allocation Schedule, and Purchaser hereby purchases all of the Interests.

2.2 Member Approval. Each of the Sellers hereby approve the sale, transfer, purchase and assumption of the Interests contemplated hereby and confirm that such sale, transfer, purchase and assumption has been approved in accordance with Section 3.03(h) and Section 3.04(a)(i) of the Operating Agreement.

2.3 Transaction Consideration. The aggregate amount of consideration payable by Purchaser to the Sellers for the Interests (the “Transaction Consideration”) shall be (a) an amount in cash and a number of Shares equal to the Closing Consideration plus (b) each of the Milestone Payments, when, if and to the extent payable pursuant to Section 2.7.

2.4 Closing.

(a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Interests contemplated hereby shall take place at a closing (the “Closing”) at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018, on the date hereof and simultaneously with the execution and delivery of this Agreement by the Parties, or at such other place (including remotely) as Purchaser and the Company agree. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) Actions in connection with the Closing:

(i) Prior to Closing, the Company shall have repaid, or caused to be repaid, to such account or accounts of the applicable holders of Indebtedness of the Company, such that immediately prior to the Closing, the Company has no Indebtedness;

(ii) Prior to the Closing, IFM GmbH shall have transferred to Odyssey GmbH pursuant to the Acquired Rights Directive (2001/23/EC) and its implementation in German law pursuant to Section 613a German Civil Code all Business Employees who are employed by IFM GmbH;

(iii) At the Closing, Purchaser shall pay or cause to be paid, to each Seller, in exchange for the Interests set forth opposite such Seller’s name on the Allocation Schedule, 50% of the amount of cash set forth opposite its name in respect of the Interests as calculated under “Proceeds at Closing” in the Allocation Schedule, (adjusted, as set forth in the Allocation Schedule, for the payment of any outstanding amounts owed by the Company to Management), with the remaining 50% (the “Holdback Amount”) to be paid two Business Days following the delivery of or grant of access to the last Company Asset specified to be transferred under the Transfer Plan (the “Final Transfer Date”, so long as such Final Transfer Date is not later than 30 days following the Closing); provided, that if Management has not delivered evidence reasonably satisfactory to Purchaser of payment of all amounts due to the parties set forth on Schedule 2.4(b)(iv), including those amounts set forth opposite the names of the parties set forth on Schedule 2.4(b)(iv), Purchaser shall deduct any unpaid amounts from the Holdback Amount;

(iv) As soon as reasonably practicable following Closing and in any case prior to the Final Transfer Date, Management shall have paid to each of the parties set forth on Schedule 2.4(b)(iv) an amount in cash equal to the amount set forth each such parties’ names on Schedule 2.4(b)(iv); and

(v) At the Closing, Purchaser shall deliver or cause to be delivered, to each Seller, in exchange for the Interests set forth opposite such Seller’s name on the Allocation Schedule, the number of shares of Purchaser Non-Voting Common Stock set forth opposite its name in respect of the Interests as calculated under “Interests” in the Allocation Schedule (which shall be evidenced by Purchaser entering into its electronic stock ledger the name of each Seller and the relevant number of shares of Purchaser Non-Voting Common Stock within fifteen (15) days following the Closing).

2.5 Payment of Milestone Consideration.

(a) On or prior to the date on which the applicable Milestone Payment is due, Purchaser shall pay the applicable Milestone Payment to the Sellers, pro-rated in accordance with the Allocation Schedule, unless a Seller provides written notice to Purchaser setting forth new wire information reasonably acceptable to Purchaser no later than 10 Business Days prior to the relevant Milestone Payment Date.

(b) The right of the Sellers to receive the Milestone Payments if and when such Milestone Payments become due and payable: (i) does not give any of the Sellers distribution rights, voting rights, liquidation rights, preemptive rights or other rights of holders of interests in the Company following the Closing, (ii) shall not be represented by any form of certificate or other instrument, (iii) does not represent any right other than the right to receive the consideration set forth in this Section 2.5, (iv) shall not accrue or pay interest on any portion thereof, and (v) shall not be assignable or transferable except by operation of Law, without Purchaser’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), and neither Purchaser nor such Seller shall give effect to any purported assignment or transfer made in contravention of this sentence (and any such purported assignment or transfer shall be void and of no effect).

2.6 General Payment Terms.

(a) All payments by Purchaser hereunder shall be paid in United States dollars and may be paid by check made to the order of the Sellers or bank wire transfer in immediately available funds to such bank accounts in the United States as may be designated in writing by such Sellers from time to time in accordance with the notice requirements hereunder.

(b) Each of Purchaser, its Affiliates and any of their agents shall be entitled to deduct and withhold from the Closing Consideration, any Milestone Payment or any amount otherwise payable pursuant to this Agreement such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of any Law related to Taxes (“Applicable Withholding Law”). To the extent that amounts are so withheld and paid over to or deposited with the relevant Tax Authority by Purchaser, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding were made. To the extent that a Tax Authority determines that Purchaser is liable for any additional withholding on any such payments or any Tax in respect thereof, the payee shall be required to pay Purchaser any such amount for which Purchaser is liable, together with any costs or Taxes associated with such liability.

2.7 Milestone Payments.

(a) Subject to Section 2.5, Section 2.6 and Section 2.7(b), Purchaser shall pay to the Sellers the following milestone payments (each, a “Milestone Payment”) following the first achievement of the corresponding milestone event set forth in the tables below (each, a “Milestone Event”); provided that with respect to any Milestone Event in the first two tables, the total Milestone Payments for all NLRP1 Milestone Products or MDA5 Milestone Products (as applicable) to achieve such Milestone Event (Column A plus Column B) shall not exceed the maximum Milestone Payment for such Milestone Event set forth in Column C:

Milestone Event achieved by the applicable Milestone Product	Column A Milestone Payment for First NLRP1 Antagonist Product	Column B Milestone Payment for First NLRP1 Agonist Product	Column C Maximum Milestone Payment for all NLRP1 Milestone Products
[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

Milestone Event achieved by the applicable Milestone Product	Column A Milestone Payment for First NLRP1 Antagonist Product	Column B Milestone Payment for First NLRP1 Agonist Product	Column C Maximum Milestone Payment for all NLRP1 Milestone Products
[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

Milestone Event achieved by the applicable Milestone Product	Column A Milestone Payment for First MDA5 Antagonist Product	Column B Milestone Payment for First MDA5 Agonist Product	Column C Maximum Milestone Payment for all MDA5 Milestone Products
[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

Milestone Event achieved by the applicable Milestone Product	Column A Milestone Payment for First MDA5 Antagonist Product	Column B Milestone Payment for First MDA5 Agonist Product	Column C Maximum Milestone Payment for all MDA5 Milestone Products
[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]

Milestone Event achieved by the applicable Milestone Product	All NLRP1 Milestone Products	All MDA5 Milestone Products
[***]	[***]	[***]

(b) Purchaser shall provide written notice to the Sellers of achievement of any Milestone Event (other than any Net Sales Milestone) within 30 days after such achievement and, in the case of any Net Sales Milestone, within 30 days after the end of the calendar quarter in which such Net Sales Milestone is first achieved (each such notice date with respect to any Milestone Event, the “Milestone Notice Date”). Purchaser shall pay the applicable Milestone Payment within 30 calendar days of the corresponding Milestone Notice Date (such payment date, the “Milestone Payment Date”). Subject to the maximum applicable amount set forth in Column C of the first two tables above, each Milestone Payment shall be payable not more than once, upon the first achievement of the corresponding Milestone Event, and no amounts shall be due for subsequent or repeated achievements of such Milestone Event, whether for the same or a different Milestone Product. For clarity, the maximum aggregate amount of the Milestone Payments for all NLRP1 Milestone Products is $30,000,000, and for all MDA5 Milestone Products is $30,000,000.

(c) Purchaser shall remain responsible for paying any and all Milestone Payments in accordance with this Section 2.7 upon the achievement of the corresponding Milestone Event, whether achieved by Purchaser, its subsidiaries or any Product Obligor, unless such Milestone Payment obligations are assigned in accordance with Section 9.2 and are assumed by such permitted assignee.

2.8 Audit. From and after one year following the First Commercial Sale in the United States of a NLRP1 Milestone Product or MDA5 Milestone Product, respectively, upon the written request of the Sellers, Purchaser or its Affiliates, as applicable, shall permit an independent certified public accounting firm of nationally recognized standing selected by the Sellers and reasonably acceptable to Purchaser, to have access during normal business hours to such of the records of Purchaser as may be reasonably necessary for the sole purpose of verifying whether the Net Sales Milestone for all NLRP1 Milestone Products or all MDA5 Milestone Products, respectively, is payable; provided, however, that (i) the Sellers’ audit rights with respect to such NLRP1 Milestone Products or MDA5 Milestone Products, respectively, under this Section 2.8 shall automatically terminate at the time the Net Sales Milestone for such NLRP1 Milestone Products or MDA5 Milestone Products, respectively, has been achieved and (ii) the Sellers shall not conduct any audit more than once per calendar year. The Sellers shall treat all information subject to review under this Section 2.8 in accordance with their confidentiality obligations as set forth in Section 5.1 of this Agreement, and shall cause their accounting firm to enter into a reasonable and customary confidentiality agreement with Purchaser, reasonably acceptable to Purchaser, obligating such accounting firm to retain all such information in confidence pursuant to such confidentiality agreement and only use such confidential information for the purpose of conducting such audit. The Sellers shall bear all costs of such audit, unless the audit reveals that a Milestone Payment for NLRP1 Milestone Products or MDA5 Milestone Products, respectively, should have been, but was not, paid, and the audit reveals a discrepancy in the Sellers’ favor of more than ten percent (10%), in which case Purchaser shall bear the cost of the audit.

2.9 Records. Unless otherwise consented to in writing by a Seller, Purchaser shall not, and shall not permit its Affiliates to, for a period ending on the later of (a) ten years following the Closing Date and (b) the payment of the final Milestone Payment with respect to NLRP1 Milestone Products or MDA5 Milestone Products, respectively, contemplated hereunder, destroy, alter or otherwise dispose of any of the material financial books and records of the Company related to the payment of a Net Sales Milestone with respect to NLRP1 Milestone Products or MDA5 Milestone Products, respectively, without first giving reasonable prior notice to the Sellers and offering to surrender to them such books and records or any portion thereof which Purchaser may intend to destroy, alter or dispose of.

2.10 No Obligation. Purchaser shall have no obligation hereunder to conduct any development, regulatory, commercialization or other activities with respect to any Milestone Product, including, for clarity, to develop, obtain Regulatory Approval for, or commercialize any Milestone Product or achieve any of the above Milestone Events.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

The Selling Parties hereby represent and warrant to Purchaser as follows, with each such representation and warranty subject to the exceptions set forth in the correspondingly numbered section of the Selling Parties’ Disclosure Letter:

3.1 Organization.

(a) Each Selling Party is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the state of Delaware, with the requisite power and authority to conduct its business as it is presently being conducted, and to own, lease or operate, as applicable, its assets and properties, and to perform all its obligations under its Contracts.

(b) The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Delaware, with the requisite power and authority to conduct its business as it is presently being conducted, and to own, lease or operate, as applicable, its assets and properties, and to perform all its obligations under its Contracts. The Company is duly qualified to do business and in good standing (if such concept is applicable in the relevant jurisdiction) in each jurisdiction where the character of its assets and properties owned, leased, licensed or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not be material to the Company. Complete and accurate copies of the Company’s organizational documents, and all amendments thereto, have been Delivered to Purchaser, and the transfer of the Interests to Purchaser pursuant to this Agreement is in accordance therewith. The Company is not in violation of its organizational documents.

3.2 No Subsidiaries. The Company does not own, directly or indirectly, or hold any rights to acquire, any shares of capital stock or any other interests (including voting interests, equity interests or investments) in any other Person or any securities exercisable or exchangeable for or convertible into shares of capital stock or any other interests (including voting interests, equity interests or investments) in any other Person.

3.3 Authorization. The Selling Parties have all requisite power and authority, and have taken all organizational actions necessary, to execute and deliver this Agreement, to perform their respective obligations under this Agreement and the Ancillary Agreements to which such Selling Parties are parties, to own, hold, sell and transfer pursuant to this Agreement the Interests and to consummate the transactions contemplated to be consummated by the Selling Parties under this Agreement and the Ancillary Agreements to which they are parties. This Agreement and the Ancillary Agreements to which any of the Selling Parties are parties have been duly executed and delivered by each Selling Party, and, assuming the due authorization, execution and delivery by Purchaser, is the legal, valid and binding obligation of such Selling Party, enforceable against such Selling Parties in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Law (the “Enforceability Exceptions”).

3.4 Insolvency. The Company is not insolvent or bankrupt under any Law, nor is it (nor has it claimed to be) unable to pay its debts as and when they fall due, nor has any arrangement (whether by court proceedings or otherwise) been proposed under which its creditors (or any group of them) could receive less than the amounts due to them, nor are any proceedings in relation to any compromise or arrangement with creditors, any winding up, bankruptcy or insolvency proceedings concerning the Company (or any of its assets or interests) current, pending or, to the Selling Parties’ Knowledge, threatened. No steps have been taken by or on behalf of the Company or by any other Person, with a view to appointing an administrator or receiver or trustee in bankruptcy in relation to the Company (or any of its assets or interests) or to enforce any security over any assets or interests of the Company and no event is current, pending or, to the Selling Parties’ Knowledge, has been threatened which may give any Person the right to enforce any such security.

3.5 Ownership of Interests; Capitalization.

(a) Each Seller (i) is the registered and sole legal and beneficial owner of the Interests set forth opposite such Seller’s name on the Allocation Schedule free and clear from all Encumbrances (except for restrictions on transfer pursuant to applicable securities Laws), (ii) has the right, power and authority to transfer the Interests to Purchaser pursuant to this Agreement, without the consent of any other Person, and (iii) does not own or have the right to acquire any other Interests or other securities or equity interests of the Company.

(b) Other than this Agreement, there is no Contract to which any of the Selling Parties or any of their respective Affiliates is a party or by which any of them are bound: (i) obligating any such Selling Party to sell, transfer, pledge or otherwise dispose of any Interests; (ii) that has existing obligations with respect to the voting of any Interests; (iii) granting any preemptive right, right of participation, right of maintenance or any similar right with respect to any Interests; (iv) granting any right of first refusal or similar right with respect to any Interests; or (v) relating to the registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any of the Interests. Upon the Closing, the Sellers will transfer to Purchaser all Interests free and clear of all Encumbrances, other than restrictions on transfer pursuant to applicable securities Laws.

(c) The Interests comprise the entire issued and outstanding equity capital of the Company as at Closing. All of the Interests are, and have at all times been, validly constituted under the organizational documents of the Company. The Interests were validly issued, in accordance with, and no transfer (or purported transfer) of any Interests has been made at any time in breach of, Law. No sum is outstanding in respect of any Interest. No Action is pending or, to the Selling Parties’ Knowledge, threatened against the Company or any of the Selling Parties or any of their respective Affiliates asserting that any Person other than the Sellers are the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any Interests or other voting right or equity interest in the Company. No Person is or will be entitled to receive any consideration with respect to any of the Interests except for the Sellers in accordance with this Agreement. There are no (i) accrued and unpaid distributions on any of the Interests or (ii) commitments to issue additional interests in the Company. The Company does not hold any equity securities of the Company in its treasury.

3.6 Title to Properties and Assets.

(a) The Company has good and valid title to or, in the case of leased assets and properties or assets and properties held under license, a good and valid leasehold or license interest in, all of its properties and assets and all properties and assets used or held for use by the Company, including the Company Assets, Company IP and the rights provided under the Company Contracts. The assets and properties of the Company constitute all of the properties, rights, interests and other tangible and intangible assets which (i) are (a) necessary for the operation of the Company Business or (b) used or held for use by the Company or any of the Selling Parties or any of their respective Affiliates in connection with the Company Business and (ii) would be sufficient for Purchaser to conduct the Company Business from and after the Closing as conducted immediately prior to the Closing by the Company and as contemplated to be conducted. The Company holds title to all property and assets which it purports to own or use, free and clear of all Encumbrances.

(b) Set forth on Schedule 3.6(b) is a complete and accurate list of all assets (including Contracts), properties, services and rights owned or licensed by any of the Selling Parties or any of their respective Affiliates in relation to the Company Business or that constitute Company Assets (including those provided to the Company by any of its pre-closing Affiliates and those that will be provided or made available pursuant to the Transfer Plan).

(c) All of the tangible assets and properties of the Company are in all material respects in serviceable operating condition and repair (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are adequate for the conduct of the Company Business by Purchaser and its Affiliates in substantially the same manner as it has heretofore been conducted.

(d) The Company does not have any right of ownership, right of use, right of first refusal or contractual obligation to purchase or any other right or interest in or affecting any land or buildings.

(e) Universitätsklinikum Bonn has validly consented to the Sublease and Operating Agreement pursuant to the terms of that certain master lease, dated February 18, 2021, by and between Universitätsklinikum Bonn and IFM GmbH.

3.7 Absence of Certain Activities or Changes. The Company, the Selling Parties and their respective Affiliates have conducted the Company Business and the operations of the Company in the Ordinary Course and there has been no material adverse effect.

3.8 Contracts.

(a) Schedule 3.8 sets forth a complete and accurate list of (i) the Contracts to which the Company is a party or which are otherwise binding on the Company, (ii) the Contracts related to, used in, reasonably useful for or necessary to the Company Business to which any of the Selling Parties or any of their respective Affiliates is a party (other than Contracts to which Management is the sole counterparty among the Selling Parties and that are used in the Company Business only as part of Management’s general administrative support of the Company in a manner consistent with the support provided to Management’s other Affiliates), indicating which Contracts are exclusively related to the Company Business (such Contracts described in sub-clauses (i) and (ii), together with any other Intellectual Property Agreements, collectively, the “Company Contracts”), and (iii) the Contracts which are not Company Contracts to which any of the Selling Parties or any of their respective Affiliates is a party or which are otherwise binding on such Person that are used in or reasonably useful to the Company Business.

(b) The Company Contracts are valid, binding and in full force and effect with respect to the Company or the Selling Parties or any of their respective Affiliates, as applicable, and, to the Selling Parties’ Knowledge, each other party thereto, subject, in each case as to enforcement, to the Enforceability Exceptions. Neither the Company, the Selling Parties nor any of their respective Affiliates is in material breach or material default under any Company Contract, and, to the Selling Parties’ Knowledge, no other party to any Company Contract is in material breach or material default thereunder. Neither the Company, the Selling Parties nor any of their respective Affiliates has given any notice or received any notice or written claim of breach of or default under any Company Contract. Complete and accurate copies of all Company Contracts and all amendments thereto have been Delivered to Purchaser.

3.9 Noncontravention; Consents.

(a) The execution, delivery and performance by the Selling Parties of, and the Selling Parties’ compliance with, this Agreement, the execution, delivery and performance by the Selling Parties of, and the Selling Parties’ compliance with, the Ancillary Agreements to which each of them is a party, and the consummation by the Selling Parties of the transactions contemplated hereby and thereby (as applicable) do not and will not (i) violate or conflict with the organizational documents of any of the Selling Parties or the Company, (ii) assuming any consents and approvals referred to in Section 3.9(b) are duly obtained, conflict with or constitute a Default under any Laws or Permits applicable to any of the Selling Parties or the Company, (iii) assuming any consents and approvals referred to in Section 3.9(b) are duly obtained, conflict with or result in a Default under, require notice pursuant to, or give rise to a loss of any material benefit to which any of the Selling Parties or the Company is entitled under, any Permits applicable to any of the Selling Parties or any Contract to which any of the Selling Parties or the Company is a party or by which it or any of their respective assets or properties is bound, (iv) result in the creation of any Encumbrance on the Interests (other than restriction on transfer pursuant to applicable securities Laws) or on the properties or assets of the Company, including the Company Assets, or (v) conflict with, alter or impair, the Company’s rights in, to or under any the Company IP or the validity, enforceability, use, right to use, registration, right to register, ownership, priority, duration, scope or effectiveness of any such Company IP or otherwise trigger termination of any licensed rights in, or any additional payment obligations with respect to, any such Company IP.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including any institutional review board, privacy board or ethics committee for any pre-clinical trial being conducted by or on behalf of the Company) is required to be made, obtained or given by any of the Selling Parties in connection with the execution, delivery and performance by any of the Selling Parties of this Agreement, the execution, delivery and performance by any of the Selling Parties or the Company of the Ancillary Agreements to which any of them is a party, or the consummation by any of the Selling Parties or the Company of the transactions contemplated hereby and thereby.

3.10 Financial Statements. Schedule 3.10 sets forth the unaudited statement of comprehensive income, statement of financial position, cash flow statement and consolidated of changes in equity for the Company as of and for the fiscal years ended December 31, 2020 and December 31, 2021 (such statement of financial position as of December 31, 2021, the “Most Recent Balance Sheet” and, collectively, the “Financial Statements”). The Financial Statements have been prepared based on the books and records of the Company, which, for the periods covered by the Financial Statements, have been maintained in all material respects accordance with GAAP, and on that basis the Financial Statements present, in all material respects, the financial position and results of operations of the Company as of the dates thereof and for the respective periods indicated.

3.11 Indebtedness; Liabilities. The Company has no Indebtedness or Liabilities. Schedule 2.4(b)(iv) sets forth a complete and accurate list of all amounts that are or would become payable by Discovery or any of its Affiliates, including Management (whether before or following the Closing), to any third parties with respect to work performed or services or goods provided prior to the Closing and relating to MDA5 or NLRP1, including to the Business Employees, the consultants set forth on Schedule 7.3(d), [***].

3.12 Taxes.

(a) The Company has prepared and duly and timely filed all Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all respects. The Company has timely paid (or has had paid on its behalf) all Taxes due and owing by it (whether or not shown on any Tax Return). There are no Encumbrances for Taxes (other than Encumbrances for taxes not yet due and payable) upon any of the assets of the Company.

(b) The unpaid Taxes of the Company (i) did not as of the date of the Most Recent Balance Sheet exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not, as of the close of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(c) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company by any Taxing Authority that are still pending and, to the Knowledge of the Selling Parties, no such deficiencies have been threatened. The Company has not waived any statute of limitations in respect of any Tax, nor has the Company requested such a waiver, other than waivers as a result of extensions of time to file Tax Returns that are automatically granted. There is no Action pending with respect to Taxes payable by the Company, and no such Action has been threatened in writing.

(d) No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction, and, to the Knowledge of the Selling Parties, there is no basis for any such claim to be made. The Company has never had a permanent establishment in, or been engaged in a trade or business in, any country other than the country in which it is organized.

(e) All Taxes that the Company is required by Law to withhold have been duly withheld and timely paid to the appropriate Taxing Authority, and the Company has complied with all applicable Laws relating to the withholding and reporting of any payments made to any employee, independent contractor, creditor, shareholder, vendor or other Person.

(f) The Company has never been a member of an affiliated, consolidated, unitary or similar group for Tax purposes. The Company is not liable for the Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or foreign law), any indemnification provision, any Contract or otherwise.

(g) The Company has never participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or any “tax shelter” within the meaning of Section 6662 of the Code.

(h) The Company will not be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed prior to the Closing, (iii) installment sale or open transaction disposition entered into prior to Closing or (iv) prepaid amount received prior to Closing.

(i) The Company has (i) to the extent deferred, properly complied in all material respects with all applicable Laws in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, eligible and claimed, or intended to be claimed, properly complied in all material respects with all Laws and duly accounted for any available Tax credits under Sections 7001 through 7004 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, (iii) not deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with any U.S. presidential memorandum or executive order and (iv) not sought a PPP Loan.

(j) The Company has duly kept and properly maintained all material records for all taxable years still open for audit that such Person is required to keep for Tax purposes under any applicable Laws, and such records have been made available for inspection at the premises of the Company.

(k) The Company is, and has been since the date of its formation, treated as a partnership for U.S. federal and applicable state and local income tax purposes.

3.13 Compliance with Law.

(a) Each of the Company, the Selling Parties and their respective Affiliates (solely with respect to the Company Business) has been and currently is in compliance in all material respects with all Laws applicable to the Company Business. Neither the Company, any of the Selling Parties nor any of their respective Affiliates has received any notice from a Governmental Entity that alleges the conduct of the Company Business is not in compliance with any applicable Laws.

(b) The Company and each Selling Party and their respective Affiliates hold free and clear of all Encumbrances, and are in compliance in all material respects with, all Permits that are necessary to conduct the Company Business. Schedule 3.13(b) sets forth a complete and accurate list of such Permits held by the Company or the Selling Parties or their respective Affiliates. To the Selling Parties’ Knowledge, such Permits will not be adversely affected by the consummation of the transactions contemplated hereby. Such Permits are in full force and effect, neither the Company, the Selling Parties nor any of their respective Affiliates has received any written notice of any violation in respect of any such Permit, and no Action is pending or, to the Knowledge of the Selling Parties, threatened, to revoke or limit any such Permit.

3.14 Regulatory Matters.

(a) Schedule 3.14(a) sets forth a list of all Regulatory Approvals held by the Company or the Selling Parties relating to the Company Business. The Company, the Selling Parties and any of their respective Affiliates have conducted the Company Business (including research, storage, development and testing) in compliance in all material respects with all applicable requirements under the FDCA, the PHSA, the CSA, and their applicable implementing regulations, and all comparable applicable state and foreign applicable Laws.

(b) All animal studies or other preclinical tests performed in connection with the Company Business by or on behalf of the Company, any of the Selling Parties or any of their respective Affiliates in connection with the Company Business that have been, or are intended to be, submitted to any Regulatory Authority to support Regulatory Approval of a MDA5 Compound, NLRP1 Compound or any product containing any such compound, either (i) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice (“GLP”) regulations as described in 21 C.F.R. Part 58 or comparable foreign applicable Laws or (ii) involved experimental research techniques that could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA or applicable Governmental Entity) and have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed in connection with the Company Business.

(c) All manufacturing operations conducted by or on behalf of the Company or any of the Selling Parties or any of their respective Affiliates in connection with the Company Business have been and are being conducted in accordance, in all material respects, with current Good Manufacturing Practices, as such term is defined by the FDA.

(d) None of the Selling Parties, the Company or any of their respective Affiliates, nor, to the Selling Parties’ Knowledge, any of their respective managers, directors, officers, or employees has committed any act, made any statement, or failed to make any statement, including with respect to any scientific data or information, that could provide a basis for the FDA to invoke the FDA policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. None of the Selling Parties, the Company or any of their respective Affiliates nor, to the Selling Parties’ Knowledge, any of their respective managers, directors, officers, or employees engaged in the Company Business has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U. S.C. Section 335a or any similar state or foreign applicable Law or (ii) exclusion under 42 U. S.C. Section 1320a–7 or any similar state or foreign applicable Law.

(e) Copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents received by the Company or any of the Selling Parties or any of their respective Affiliates in connection with the Company Business from the FDA or comparable foreign Governmental Entities that identify or allege lack of compliance with applicable Law of the FDA or comparable foreign Governmental Entities have been Delivered to Purchaser.

(f) There are no Actions pending or, to the Knowledge of the Selling Parties, threatened with respect to a violation in connection with the Company Business of the FDCA, the PHSA, FDA regulations adopted thereunder, the CSA or any other applicable Laws promulgated by any other United States Governmental Entity.

3.15 Litigation. There is no Action pending or, to the Selling Parties’ Knowledge, threatened against the Company, any of the Selling Parties or any of their respective Affiliates, or relating to the Company Business or the Company’s activities, properties or assets or any Person whose Liability the Company has retained or assumed, either contractually or by operation of Law, or, to the Selling Parties’ Knowledge, (i) against any Member, Employee, manager, officer or director of the Company, any of the Selling Parties or any of their respective Affiliates in connection with such Member’s, Employee’s, manager’s, officer’s or director’s relationship with, or actions taken on behalf of, the Company or (ii) that could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Ancillary Agreements to Purchaser. None of the Company, any of the Selling Parties or any of their respective Affiliates (for such Selling Parties and any of their respective Affiliates, in relation to the Company Business) is a party to or named in, and none of its properties or assets are subject to, any Order and there is no Action by the Company, any of the Selling Parties or any of their respective Affiliates currently pending or which the Company, any of the Selling Parties or any of their respective Affiliates intends to initiate. There is no information available to the Company, any of the Selling Parties or any of their respective Affiliates which is likely to result in an Action or any regulatory or administrative investigation being commenced against the Company or, with respect to the Company Business, any of the Selling Parties or any of their respective Affiliates.

3.16 Employee and Benefits Matters.

(a) As of the date hereof, the Company has no employees.

(b) Schedule 3.16(b) contains a complete and accurate list of the following with respect to each Business Employee: (i) name, job title and employing entity, (ii) original hire date and service date (if different), (iii) principal location of employment, (iv) employment status (including exempt or non-exempt, full-time or part-time, temporary or dormant), (v) leave status and anticipated date of return to full-service; (vi) current base salary or wage rate, (vii) target bonus or commission paid for the fiscal year ending December 31, 2021 and bonus or commission opportunity for the fiscal year commencing January 1, 2022, (viii) any material benefits, (ix) vacation and sick leave entitlement and accrual, (x) confirmation of eligibility to work in the applicable jurisdiction and visa status and (xi) information relating to any, past, current or pending disciplinary actions with respect to any such Business Employee. Except for the Business Employees listed on Schedule 3.16(b), no Employees are employed by the Selling Parties or any of their respective Affiliates who could be a party to any relevant transfer as defined in the Acquired Rights Directive (2001/23/EU) and its implementation in German law in Section 613a German Civil Code. To the Selling Parties’ Knowledge, no Business Employee intends to terminate employment with Management or IFM GmbH. A copy of each Contract with a Business Employee has been Delivered to Purchaser. No Business Employee requires or will require a visa, work permit or employment pass or other similar approval in connection with such Business Employee’s potential employment with Purchaser (or any Affiliate of Purchaser).

(c) IFM GmbH has duly informed prior to Closing the Employees of IFM GmbH set forth on Schedule 3.16(c) of the transfer as defined in the Acquired Rights Directive (2001/23/EU) and its implementation in German law in Section 613(a) German Civil Code in accordance with the requirements stipulated in Section 613(a) para. (5) German Civil Code.

(d) No Business Employees employed by IFM GmbH objected to the transfer of their employment relationship from IFM GmbH to Odyssey GmbH.

(e) Other than the Business Employees employed by IFM GmbH, no other Employees of the Selling Parties or their respective Affiliates or any of the other individuals listed on Schedule 7.3(c)(vii) are transferring from IFM GmbH to Odyssey GmbH pursuant to the Acquired Rights Directive (2001/23/EC) and its implementation in German law pursuant to Section 613a German Civil Code or otherwise.

(f) Schedule 3.16(f) contains a complete and accurate list of each individual who currently performs, or who has formerly performed, any services for any of the Selling Parties or any of their respective Affiliates which relate to the Company Business or the Company IP as an independent contractor, consultant, or other non-employee service provider (collectively, “Contractors”), including for each such Contractor the following: (i) name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity), (ii) contact information, (iii) location, (iv) duration of services, (v) description of services, and (vi) description of fees. To the Selling Parties’ Knowledge, no current Contractor used by any of the Selling Parties or any of their respective Affiliates which relate to the Company Business intends to terminate the Contractor’s relationship with such entity. The Selling Parties and their respective Affiliates have properly classified such Contractors as an “independent contractor” pursuant to the Code and applicable Laws. A copy of each Contract with a Contractor has been Delivered to Purchaser.

(g) The Selling Parties and their respective Affiliates have not employed any temporary workers to perform any services which relate to the Company Business or the Company IP within the meaning of the German Temporary Employment Act (Arbeitnehmerüberlassungsgesetz).

(h) The employment of all Employees is terminable at will or, in the case of any Employees employed in Germany, pursuant to applicable Law without any penalty, notice or severance obligations on the part of any of the Selling Parties or any of their respective Affiliates.

(i) To the Selling Parties’ Knowledge, no Business Employee or Contractor is a party to, or is otherwise bound by, any agreement or arrangement with any Third Party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Employee’s or Contractor’s duties related to the Company Business.

(j) Each Employee and each Contractor has executed a nondisclosure and assignment-of-rights agreement for the benefit of Management or IFM GmbH and Management or IFM GmbH, as the case may be, is the owner of all rights in and to all Intellectual Property created by each Employee or Contractor in performing services which relate to the Company Business.

(k) Each of the Selling Parties and their respective Affiliates are up to date in the payment of all remuneration, wages, salaries, commissions, bonuses, social security contributions and other payments due to or in respect of Employees and Contractors. Each of the Selling Parties and their respective Affiliates have otherwise complied with all applicable labor, social security and prevention of occupational hazards obligations in respect of Employees and Contractors. None of the Selling Parties nor any of their respective Affiliates are under any obligation to make any material change in the basis of remuneration or other benefits paid or provided to any Employees or Contractors. None of the Selling Parties nor any of their respective Affiliates are under any obligation to make a payment on redundancy in excess of the statutory redundancy payment provided by Law. No contractual or gratuitous payment or benefit has been made or will become due to be made to any Employee or Contractor, or will be accelerated or vested in any manner, in connection with the transaction contemplated hereby.

(l) The Company does not have, and could not reasonably be expected to have, any Liability with respect to any Taxes (or the withholding thereof), remuneration, wages, salaries, commissions, bonuses, social security contributions and other payments or any benefits in connection with any Employee or Contractor.

(m) Each Employee is properly classified as an employee under applicable Law. Except from a transfer from IFM GmbH to Odyssey GmbH prior to Closing, none of the Selling Parties nor any of their respective Affiliates in the last three years has been a party to any relevant transfer as defined in the Acquired Rights Directive (2001/23/EC) and its implementation in German law in Section 613a German Civil Code.

(n) No Selling Party nor any of their respective Affiliates has given notice of termination or retirement to any Employee. None of the Selling Parties nor any of their respective Affiliates has any current investigations, disciplinary proceedings or appeals in respect of any Employee or Contractor. No allegations of sexual harassment have been made to any of the Selling Parties, any of their respective Affiliates or the Company in the last three years against any Employee or Contractor . No Employee will be entitled to give notice to terminate the Employee’s employment as a result of the consummation of the transactions contemplated hereby.

(o) Schedule 3.16(o) sets forth a complete and accurate list of all agreements and arrangements entered into by any of the Selling Parties, any of their respective Affiliates or the Company with, or recognizing, any labor union, works council, employee association or other labor organization or employee representative body (“Employee Representative Body”). None of the Selling Parties, their respective Affiliates or the Company has any obligation to consult with any Employee Representative Body as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. In the past three years, none of the Selling Parties, their respective Affiliates or the Company has been involved in any industrial dispute involving Employees, Contractors or current or former workers that has caused material disruption to the Company Business, including any strikes, work stoppages, work slowdowns or lockouts, and no such disputes are threatened against or involving any of the Selling Parties, any of their respective Affiliates or the Company. None of the Selling Parties, their respective Affiliates or the Company is involved in any existing or pending claim against Employees, Contractors or current or former workers and no such claim has been threatened against any of the Selling Parties, any of their respective Affiliates or the Company. Each of the Selling Parties, their respective Affiliates and the Company is in material compliance with all Laws and collective bargaining agreements, in each case, in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational health and safety.

(p) Schedule 3.16(p) lists each employee benefit plan, program, policy, agreement or arrangement that is sponsored, maintained, contributed to or required to be contributed to by any of the Selling Parties, any of their respective Affiliates or the Company with respect to Employees, including any employment, retention, change in control, pension, retirement (qualified and non-qualified), profit sharing, savings, bonus, deferred or incentive compensation, hospitalization, medical, life insurance, disability insurance, paid time off, paid holiday, termination or severance pay, stock purchase, restricted stock, stock option, phantom equity, stock appreciation rights, equity-based compensation, health, welfare, or other similar plans, programs, policies, agreements or arrangements (“Employee Plan”). No Employee Plan is sponsored by any of the Selling Parties, any of their respective Affiliates or the Company and none of the Selling Parties, their respective Affiliates or the Company has any Liability with respect to any Employee Plan. All contributions which have become due for payment in relation to the Employee Plans have been paid. Complete and accurate details of the Employee Plans have been Delivered to Purchaser, including: (i) a complete and accurate copy of each Employee Plan and (ii) with respect to each Employee Plan, to the extent applicable: (A) the most recent summary plan description (or similar document and summary of material modifications); (B) the trust agreement, any insurance Contracts or other funding arrangements with respect to such plan; (C) the most recent annual report filed by the Company, or any Employee Plan, as the case may be, with any Governmental Authority or Tax Authority (if such report was required by Law); (D) the most recent determination or opinion letters for any plan intended to be qualified under section 401(a) of the Code; and (E) records, notices, filings or written communications with any Governmental Authority or Tax Authority concerning audits or investigations with respect to an Employee Plan within the last three years. None of the Selling Parties, any of their respective Affiliates or the Company has any obligation to compensate any Employee or Contractor for any Taxes, including Taxes payable pursuant to Section 4999 of the Code or additional Taxes payable pursuant to Section 409A of the Code.

(q) Each Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS (or, if such plan uses a prototype or volume submitter plan document, such prototype or volume submitter plan document has received a favorable opinion from the IRS that the form meets the tax qualification requirements and the applicable Affiliate is entitled to rely on such favorable opinion) to the effect that such Employee Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of material liability, penalty or tax under ERISA, the Code or other applicable Law.

(r) The applicable Selling Party, its Affiliate or the Company employing Employees or Contractors maintain a health plan that satisfies the requirements for “minimum essential coverage” under Section 4980H(a) of the Code (as applicable to “applicable large employers” within the meaning of Section 4980H(a) of the Code, without regard to whether such Person is an “applicable large employer”), which minimum essential coverage satisfies an affordability safe harbor under Treasury Regulation Section 54.4980H-5 and provides “minimum value” (as defined in Treasury Regulation Section 54.4980H-1(a)(28)), and have offered such minimum essential coverage to all Employees who are “full-time employees” (within the meaning of Section 4980H of the Code) and their dependents.

(s) None of the Selling Parties, their respective Affiliates or the Company sponsors, contributes to, maintains or has any Liability (whether contingent or otherwise) with respect to any employee benefit plan, program or arrangement relating to Employees (i) that is or was subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA (or similar funding requirements of any Law outside the United States); (ii) a “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(4) of ERISA); (iv) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); (v) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or any other funded arrangement for the provision of health, other welfare, or fringe benefits; or (vi) any health or other welfare arrangement that is self-insured, nor have any of them ever sponsored, contributed to, maintained, or had any Liability under any arrangement described in this Section 3.16(s). No Employee Plan is a defined benefit pension plan or other arrangement that provides benefits on a defined benefit basis in the event of retirement or redundancy.

(t) No assets of any Employee Plan are invested in the Interests or the securities of any of the Selling Parties, any of their respective Affiliates or the Company. None of the Selling Parties, any of their respective Affiliates or the Company would reasonably be expected to have any Liability or obligation to provide postretirement health, medical or life insurance benefits to the Employees, Contractors, or current or former workers, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under applicable Law, or where the covered individual pays the full premium for such coverage. All Employee Plans have been established, maintained and operated in compliance with their governing documents and applicable Law. There are no material Actions pending or, to the Knowledge of the Selling Parties, threatened against any of the Selling Parties, any of their respective Affiliates or the Company in connection with any Employee Plan or against any Employee Plan. Each Employee Plan that is required to be registered with any Governmental Authority or Tax Authority has been maintained in all material respects in good standing with such authority, and no set of circumstances exist that would reasonably be expected to adversely affect such good standing.

(u) The applicable Selling Party or Affiliate thereof may terminate or amend any Employee Plan, at any time, without incurring any Liability other than with respect to benefits that have already accrued under a retirement plan. None of the Selling Parties, any of their respective Affiliates or the Company has a formal plan, commitment, or proposal, whether legally binding or not, or have made a commitment to employees to create any additional Employee Plan or modify or change any existing Employee Plan.

(v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any Employees or Contractors; (ii) increase any benefits under any Employee Plan; (iii) result in the acceleration of the payment or vesting of any compensation or benefits; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code; (v) result in the triggering or imposition of any restrictions or limitations on any right of any of the Selling Parties, any of their respective Affiliates or the Company to amend or terminate any Employee Plan; or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit.

3.17 Intellectual Property.

(a) Schedule 3.17(a) sets forth a complete and accurate list of all Company IP that is (i) either (a) owned by the Company, any of the Selling Parties or any of their respective Affiliates or (b) exclusively licensed to the Company, any of the Selling Parties or any of their respective Affiliates and (ii) subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Registered Company IP”), specifying as to each such item, as applicable (A) the owner(s) of the item (including all co- or joint-owners), (B) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective issuance, registration, or application number of the item, (D) the date of application, issuance or registration of the item and (E) all filing, maintenance, renewal, fees and other deadlines pertaining to the items that are due or otherwise will occur within 180 days of the date hereof. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Registered Company IP have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars. All required filings and fees related to the Registered Company IP have been timely submitted and paid to the relevant Governmental Authorities and authorized Registrars. All fees, annuities and other payments due to a Governmental Authority associated with filing, prosecuting, issuing, recording, registering or maintaining any Registered Company IP, and, to the Selling Parties’ Knowledge, any other Company IP, have been paid in full in a timely manner to the proper Governmental Authority.

(b) The Company (i) solely and exclusively owns all right, title and interest in and to the Owned IP, (ii) has a valid and enforceable license to the Licensed IP and (iii) has the right to use and transfer all Company Assets for all purposes without restriction, in each case ((i) and (ii)), free and clear of all Encumbrances, and no other Person has any title to, or interest in, the Owned IP. The Owned IP includes any and all Intellectual Property exclusively related to the Company Business. The Company IP is valid, subsisting, enforceable, not subject to any cause of nullity or expiry, and has not expired as of the date hereof. The Company IP constitutes all the Intellectual Property used in, held for use in, or necessary for, the operation of the Company Business as currently conducted and as contemplated to be conducted. None of the Owned IP or First Party Licensed IP, or to the Selling Parties’ Knowledge, the Third Party Licensed IP, is the subject of any Order, settlement or other disposition of any dispute that restricts or impairs the Company’s use or exploitation of the Company IP, now or in the future. Neither the Company, the Selling Parties nor any of their respective Affiliates are subject to any outstanding or prospective order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Company IP. Neither the terms and conditions of any Contract nor applicable Law provide for any co-ownership of any Company IP with any other Person.

(c) Schedule 3.17(c) sets forth a complete and accurate list of all Contracts pursuant to which (i) any of the Selling Parties, any of their respective Affiliates or the Company is granted a license, sublicense, covenant not to sue or other right or interest with respect to any Company IP, (ii) any of the Selling Parties, any of their respective Affiliates or the Company grants to any Person a license, sublicense, covenant not to sue or other right or interest with respect to any Company IP or (iii) which otherwise relates to the Selling Parties’, any of their respective Affiliate’s or the Company’s ownership or use of any Intellectual Property in the conduct of the Company Business as currently conducted or as contemplated to be conducted (all of the foregoing, “Intellectual Property Agreements”). Complete and accurate copies (or in the case of any oral agreements, a complete and accurate written description) of all Intellectual Property Agreements, including all modifications thereto and waivers thereunder, have been Delivered to Purchaser.

(d) The conduct of the Company Business, as currently conducted, as conducted since its inception and as contemplated to be conducted, (i) will not and does not infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated any other Person’s Intellectual Property rights and (ii) does not constitute, and has not constituted, an unfair competition act under any Law. None of the Selling Parties, any of their respective Affiliates or the Company has received and, to the Selling Parties’ Knowledge, no Third Party licensor of any Third Party Licensed IP has received, any charge, complaint, claim, demand, notice or other communication alleging that such Person or licensor (with respect to such Licensed IP) has infringed, misappropriated or otherwise violated any Person’s Intellectual Property (including any such communication offering a license to any of the Selling Parties, any of their respective Affiliates or the Company or such licensor or suggesting that any such Person or such licensor must license or refrain from using any Intellectual Property of any Person) and, to the Selling Parties’ Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to such an infringement, misappropriation or violation. None of the Selling Parties, any of their respective Affiliates or the Company or, to the Selling Parties’ Knowledge, the Third Party licensor of any Third Party Licensed IP (with respect to such Licensed IP), has sought or received any written opinion of patent counsel that concerns infringement, non-infringement, patentability, validity or enforceability of any Person’s Patent.

(e) To the Selling Parties’ Knowledge, no Person has infringed, misappropriated or otherwise violated the Company IP. None of the Selling Parties, their respective Affiliates or the Company has filed or threatened in writing any claims alleging that any Person has infringed, misappropriated or otherwise violated any Company IP.

(f) None of the Company IP is the subject of any pending or, to the Knowledge of the Selling Parties, threatened cancellation, invalidity or reexamination proceeding or any other Action challenging the ownership, scope, patentability, validity, priority or enforceability of such Intellectual Property, or seeking to deny or restrict the right, title or interest of, or practice or use by any of the Selling Parties, any of their respective Affiliates or the Company in, to, under, or of such Company IP. No opposition, extension of time to oppose, interference, derivation, rejection, or refusal to register has been filed or issued in connection with any Owned IP or First Party Licensed IP or, to the Selling Parties’ Knowledge, Third Party Licensed IP, other than a grant refusal communication or a registration refusal communication issued by a Governmental Authority. None of the Owned IP or First Party Licensed IP or, to the Selling Parties’ Knowledge, the Third Party Licensed IP, has been held to be invalid or unenforceable in a court decision that is not appealed or non-appealable by the Company or the Selling Parties or any of their respective Affiliates, or by any Third Party licensor thereof.

(g) Each of the Patents included in the Owned IP and, to the Selling Parties’ Knowledge, each of the Patents included in the Licensed IP, properly identifies each inventor of the claims thereof as determined in accordance with the Law of the jurisdiction in which such Patents are granted or are pending. Documentation evidencing the assignment of each Patent included in the Owned IP, and, to the Selling Parties’ Knowledge, each Patent included in the Licensed IP, from each named inventor to the respective current owners indicated on Schedule 3.17(a) has been timely and properly recorded with the United States Patent and Trademark Office, or its foreign equivalent, as applicable.

(h) None of the Company Know-How or Bonn Know-How, or any Confidential Information pertaining to the Company Business, the Bonn License Agreement or Bonn License Activities, (all of the foregoing, “Company Confidential Information”) has been disclosed to any other Person unless such disclosure was made pursuant to an appropriate written confidentiality Contract on the relevant Selling Party’s, its respective Affiliate’s or the Company’s standard form as Delivered to Purchaser. To the Selling Parties’ Knowledge, (i) there has not been any breach by any such other Person of any such Contract and (ii) there has been no disclosure of any Company Confidential Information that would compromise the value or trade secret status of such Company Confidential Information. Each Selling Party, their respective Affiliates and the Company has taken the necessary measures to protect all Company Confidential Information under Law and has taken commercially reasonable measures at least commensurate with industry standards to protect, preserve and maintain the confidentiality and security of such Company Confidential Information and in each such case using not less than a reasonable degree of care under the circumstances.

(i) Except for any fees payable to a Governmental Authority to obtain issuance of, register or maintain any of the Company IP and for any payments required pursuant to a Contract listed on Schedule 3.17(c), no payment by the Company, any of the Selling Parties or any of their respective Affiliates of any kind is required to be made to any Person based on the use of any Intellectual Property. Except as set forth on Schedule 3.17(i), none of the Company IP was developed or first reduced to practice with funding by, personnel of, or other resources provided by any Governmental Authority or educational or research institution and no Governmental Authority or educational or research institution has any rights in or to any Company IP.

(j) With respect to all Patents that are listed on Schedule 3.17(a), either the Company or, to the Knowledge of the Selling Parties, the relevant licensor has taken all actions necessary under any Law to secure ownership of such Patents for the relevant licensor or the Company, as applicable.

(k) The Company, the Selling Parties and their respective Affiliates, as applicable, have caused all Employees and Contractors and any other consultants of any such party, in each case who have performed any services related to the Company Business or practiced Intellectual Property licensed under or otherwise conducted Bonn License Activities to execute a binding and enforceable Contract which includes provisions sufficient to ensure that the Company (with respect to Owned IP) or one of the Selling Parties or their Affiliates (with respect to Licensed IP) is the exclusive owner of all Intellectual Property created or developed by or on behalf of such Persons within the scope of or resulting from his or her employment or other engagement with the Company or the applicable Selling Party or their respective Affiliate. Complete and accurate copies of the forms of Contracts referred to in the foregoing sentence have been Delivered to Purchaser, and to Selling Parties’ Knowledge, no breach of any such Contract by the other party thereto has occurred or been threatened. No Employee or Contractor or other consultant owns any right, title, or interest in or to any Intellectual Property relating to the Company Business or to the practice of any Intellectual Property licensed under the Bonn License Agreement, or to the conduct of any Bonn License Activities that was created or developed by such Employee or Contractor or consultant during his or her employment or other engagement with any of the Selling Parties, any of their respective Affiliates or the Company.

(l) The execution, delivery and performance by the Selling Parties of, and the Selling Parties’ compliance with, this Agreement, the execution, delivery and performance by the Selling Parties and the Company of, and Selling Parties’ and the Company’s compliance with, the Ancillary Agreements to which each of them are parties, and consummation by the Selling Parties and the Company of the transactions contemplated hereby and thereby (including the assignment of the Bonn License Agreement to the Company) do not and will not conflict or will conflict with, alter or impair, any of Purchaser’s or its Affiliates’, or the Selling Parties’ or their respective Affiliates’, rights in, to or under any Company IP or the validity, enforceability, right to practice or use, registration, right to register, license, assign or transfer, ownership, priority, duration, scope or effectiveness of any of the Company IP or otherwise trigger any additional payment obligations with respect to, any of the Company IP.

(m) There are no inventions, Intellectual Property or technological improvements (i) that constitute Company IP, (ii) that were created or developed by any consultant providing services to the Selling Parties or any of their respective Affiliates, and (iii) with respect to which any party other than the Selling Parties would have any rights or entitlements (including under the German Act Employee Inventions).

(n) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s Business as currently conducted and as contemplated to be conducted. There has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber or security incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the Company Business or the Bonn License Activities that has not been remediated in all respects. The Selling Parties and their respective Affiliates have taken all reasonable steps and implemented industry standard procedures to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

3.18 Privacy and Data Security. The Company, the Selling Parties and their respective Affiliates are in material compliance with all Laws, applicable Contracts and applicable policies of each of the Company, Selling Parties or any of their Affiliates relating to the collection, use, disclosure, retention, protection or processing (“Processing”, with “Processed” having a consistent meaning) of Personal Data or Company Confidential Information (collectively, the “Data Protection Requirements”), and each of the Selling Parties and their respective Affiliates is in material compliance with all Data Protection Requirements in connection with the Company Business and the Bonn License Activities. None of the Selling Parties, any of their respective Affiliates or the Company has received any notice from any Governmental Authority, other data protection Authority or data subject alleging non-compliance with any Data Protection Requirement; and (b) the Processing of Personal Data by any of the Selling Parties, any of their respective Affiliates or the Company has not been the subject of any Actions (whether of a criminal, civil or administrative nature) and to the Selling Parties’ Knowledge, there are no facts or circumstances which could form the basis for any such an Action. The Company, the Selling Parties and their respective Affiliates have implemented and maintained reasonable administrative, technical, physical and contractual measures to protect Personal Data and Company Confidential Information from unauthorized Processing, loss or destruction, and to ensure compliance with Data Protection Requirements, including in their arrangements with service providers that process Personal Data on their behalf. With respect to any Personal Data Processed in connection with the Company Business or the Bonn License Activities, the Selling Parties and their respective Affiliates have also implemented and maintained reasonable administrative, technical, physical and contractual measures to protect Personal Data and Company Confidential Information from unauthorized Processing, loss or destruction, and to ensure compliance with Data Protection Requirements, including in its arrangements with service providers that process Personal Data on its behalf.

3.19 Transactions with Certain Persons. Except as set forth on Schedule 3.19, no Related Party has or has had, either directly or indirectly, a material interest in: (a) any Person that purchases from or sells, licenses or furnishes to the Company or any of the Selling Parties or any of their respective Affiliates any material goods, property, technology, Intellectual Property or other property rights, or renders any services to the Company any of the Selling Parties or any of their respective Affiliates in relation to the Company Business, (b) any Contract in relation to the Company Business to which the Company any of the Selling Parties or any of their respective Affiliates is a party or by which it is bound or to which any of its properties or assets is subject, or (c) any property or right, tangible or intangible, that is used by the Company or any of the Selling Parties or any of their respective Affiliates in relation to the Company Business.

3.20 Insurance. Schedule 3.20 sets forth a complete and accurate list of all insurance policies of the Company of any kind currently in force and effect, including any policies which cover the Company or its managers, directors or officers. Complete and accurate copies of such insurance policies have been Delivered to Purchaser. There is no claim pending under any such policies. All such insurance policies insure the Company in reasonably sufficient amounts against normal risks usually insured against by Persons operating businesses similar to the Company Business, and are sufficient for compliance with Law and for compliance with any obligations under any Contract of the Company. Each such policy is valid and binding, and is or has been, as applicable, in effect during the entire policy period stated therefor. The Company does not have any self-insurance or co-insurance programs. The Company is not in Default under any provision of any such insurance policy and the Company has not received any written notice of cancellation, modification or nonrenewal of any such insurance.

3.21 No Brokers. Except as set forth on Schedule 3.21, none of the Selling Parties nor any of their respective Representatives or Affiliates or the Company has entered into any Contract with any broker, finder or similar agent or any Person that will result in an obligation of Purchaser or any of its respective Affiliates or the Company to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement.

3.22 Powers of Attorney. Set forth on Schedule 3.22 is a complete and accurate list of the persons to whom the Company has granted general or specific powers of attorney, whether or not registered.

3.23 Bank Accounts. The Company does not maintain any bank accounts.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Selling Parties, as of the date hereof, as follows, with each such representation and warranty subject to the exceptions set forth in the correspondingly numbered section of any disclosure letter delivered by Purchaser to the Sellers in connection with the execution of this Agreement:

4.1 Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.

4.2 Authorization. Purchaser has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated to be consummated by it hereunder and thereunder. This Agreement has been, and the Ancillary Agreements to which Purchaser is a party are duly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforcement may be limited by the Enforceability Exceptions.

4.3 Noncontravention; Consents.

(a) The execution, delivery and performance by Purchaser of and Purchaser’s compliance with this Agreement and the Ancillary Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with the organizational documents of Purchaser, or (ii) conflict with or constitute a Default under any Laws or Permits applicable to Purchaser, except for any such violation or Default that would not materially affect Purchaser’s ability to perform any of its obligations under this Agreement or the Ancillary Agreements to which it is a party or consummate the transactions contemplated hereby or thereby.

(b) No consent, approval, Order or authorization of, declaration to, or filing or registration with, any Governmental Authority or any other Person is required to be made, obtained or given by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement or the Ancillary Agreements to which it is a party or the consummation by Purchaser of the transactions to be consummated by it hereunder or thereunder.

4.4 No Brokers. Neither Purchaser nor any of its Affiliates has entered into any Contract with any broker, finder or similar agent or any Person that will result in the obligation of any of the Selling Parties or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement.

4.5 Capitalization. All Purchaser Non-Voting Common Stock to be issued as Shares hereunder will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the certificate of incorporation or bylaws of Purchaser, as amended or restated from time to time. Purchaser has reserved out of its authorized capital stock a sufficient number of shares of Purchaser Non-Voting Common Stock to issue such Purchaser Non-Voting Common Stock at the Closing.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Confidentiality .

(a) Effective as of the Closing, the Confidentiality Agreement, dated as of December 13, 2021 (the “Confidentiality Agreement”), between Purchaser and IFM Therapeutics, LLC, shall terminate and shall be of no further force or effect with no surviving obligations restricting Purchaser.

(b) Notwithstanding clause (a) hereof, from the Closing Date until the later of (1) ten years following the Closing Date and (2) the payment of the final Milestone Payment contemplated hereunder (the “Confidentiality Period”),

(i) the Selling Parties shall, and shall cause their respective Affiliates and Representatives to, (x) treat and hold as confidential, and not disclose or provide access to any Person (other than the Selling Parties’ Affiliates and Representatives on a need-to-know basis for the purpose of performing their respective obligations or exercising their respective rights under this Agreement or any Ancillary Agreement) the Purchaser Confidential Information and (y) not use any of the Purchaser Confidential Information for any purpose other than to perform their respective obligations or exercise their respective rights under this Agreement or the Ancillary Agreements or, to the extent such Purchaser Confidential Information is not exclusively related to the Company Business, for such Selling Party’s internal research and development activities. In the event that during the Confidentiality Period, any of the Selling Parties or any of their respective Affiliates or Representatives becomes legally compelled to disclose any such Purchaser Confidential Information, (A) such Selling Party or its respective Affiliate shall provide Purchaser with prompt written notice of such requirement so that Purchaser may seek a protective order or other remedy or waive compliance with this Section 5.1(b)(i) (and, if Purchaser seeks such a protective order or other remedy, the Selling Parties shall, and shall cause their respective Affiliates and Representatives to, reasonably cooperate with Purchaser’s efforts related thereto) and (B) in the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.1(b)(i), the Selling Party or its respective Affiliate so compelled to disclose Purchaser Confidential Information shall furnish only that portion of such Purchaser Confidential Information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; and

(ii) Purchaser shall, and shall cause its respective Affiliates and Representatives to, (x) treat and hold as confidential, and not disclose or provide access to any Person (other than Purchaser’s Affiliates and Representatives on a need-to-know basis for the purpose of performing its obligations or exercising its rights under this Agreement or any Ancillary Agreement) the Selling Parties Confidential Information and (y) not use any of the Selling Parties Confidential Information for any purpose other than to perform its obligations or exercise its rights under this Agreement or the Ancillary Agreements. In the event that during the Confidentiality Period, Purchaser or any of its Affiliates or Representatives becomes legally compelled to disclose any such Selling Parties Confidential Information, (A) Purchaser or its Affiliate shall provide such Selling Party with prompt written notice of such requirement so that such Selling Party may seek a protective order or other remedy or waive compliance with this Section 5.1(b)(ii) (and, if such Selling Party seeks such a protective order or other remedy, Purchaser shall, and shall cause its Affiliates and Representatives to, reasonably cooperate with such Selling Party’s efforts related thereto) and (B) in the event that such protective order or other remedy is not obtained, or such Selling Party waives compliance with this Section 5.1(b)(ii), Purchaser or its Affiliate so compelled to disclose Confidential Information shall furnish only that portion of such Selling Parties Confidential Information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information.

5.2 Public Disclosure. Neither the Selling Parties nor any of their respective Affiliates or Representatives shall issue a press release or public announcement or otherwise make any public disclosure concerning this Agreement or the subject matter or terms and conditions of this Agreement or the transactions contemplated hereby without the prior written approval of Purchaser.

5.3 Affiliate Transactions. The Selling Parties shall cause all amounts owed by or to the Company, on the one hand, to or by any of the Selling Parties or their respective Affiliates (other than the Company), on the other hand, prior to the Closing to be paid in full or deemed cancelled prior to the Closing.

5.4 Missing Assets. If Purchaser reasonably determines that any Company Asset has not been assigned, licensed or otherwise transferred or made available to the Company or Purchaser as contemplated hereunder or in any Ancillary Agreement, Purchaser shall notify the Selling Parties of such determination, which notice shall be in writing and shall include a reasonably detailed description of the applicable Company Asset. In such event, to the extent Purchaser reasonably believes such Company Asset is exclusively related to the Company Business, the Selling Parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to transfer, convey, assign, including providing physical delivery thereof, to Purchaser or the Company as promptly as practicable at no additional cost (subject to the receipt of any required consents of Third Parties and on the terms and subject to the conditions of this Agreement), such Company Asset, including on the terms set forth on Exhibit B. For any Company Asset not exclusively related, but in the Purchaser’s reasonable determination, used in, reasonably useful for or necessary to, the Company Business as currently conducted or contemplated to be conducted, the Selling Parties shall (i) provide a copy of, or a reasonable share of any physical quantities of, such Company Asset and (ii) to the extent not covered by the License Agreement do hereby grant to Purchaser and its Affiliates (including the Company) an exclusive (with respect to the conduct of the Company Business or other Exploitation of MDA5 Compounds or NLRP1 Compounds, and otherwise non-exclusive), royalty-free, fully paid up, irrevocable, perpetual, worldwide, transferrable, sublicensable (through multiple levels), right and license to use and Exploit and otherwise fully exercise all intellectual property rights in, to or under each such Company Asset. The Selling Parties shall use all commercially reasonable efforts to secure any and all necessary rights from their respective Affiliates to grant to Purchaser and its Affiliates the rights and licenses under this Section 5.4. To the extent such Company Assets cannot be transferred, conveyed, assigned, or licensed pursuant to this Section 5.4, and until such Company Assets are transferred, conveyed, assigned or licensed, the Selling Parties will cooperate with Purchaser to establish an agency type or any other similar arrangement reasonably acceptable to Purchaser and the Selling Parties intended to both (i) provide Purchaser or its Affiliates, to the fullest extent practicable, the claims, rights and benefits of any such Company Asset, and (ii) cause Purchaser to bear all costs and Liabilities thereunder from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement).

ARTICLE VI

POST-CLOSING COVENANTS

6.1 Regulatory Filings. The Selling Parties shall ensure that all information reasonably necessary for any filings, notices, petitions, submissions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Authority in connection with the transactions contemplated hereby has been transferred to Purchaser at the Closing.

6.2 Tax Matters.

(a) Cooperation. Without limiting any of the other provisions of this Section 6.1, the Parties shall cooperate fully, as and to the extent reasonably requested by any of them, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

(b) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated hereby (“Transfer Taxes”), if any, shall be borne and paid by the Sellers. The Sellers or Purchaser (as required by Law) shall prepare and timely file (or cause to be prepared and timely filed) at its own expense all Tax Returns required to be filed in respect of any such Taxes.

(c) For U.S. federal income tax purposes (and for applicable state, local and foreign tax purposes), Purchaser and Sellers agree to treat Purchaser’s purchase of the Interests in the manner required by Revenue Ruling 99-6 such that the Company is deemed to make a liquidating distribution of its assets to the Sellers and the Purchaser is deemed to acquire, by purchase from the Sellers, all of the Company’s assets immediately following the deemed distribution.

6.3 Delivery of Virtual Data Room Electronic Copy. Promptly following the Closing Date, the Sellers shall deliver to Purchaser a CD or other electronic storage device containing the complete and accurate contents, as of the date three Business Days prior to the Closing Date, of the electronic documentation site established on behalf of the Sellers in connection with the transactions contemplated hereby.

6.4 Release.

(a) As an inducement to Purchaser to enter into this Agreement and each of the Ancillary Agreements to which it is a party and consummate the transactions contemplated hereby and thereby and for other good and sufficient consideration, each of the Selling Parties, with the intention of binding itself and such Selling Parties’ Representatives, Affiliates, heirs, executors, administrators, assigns and any other Person claiming by, through or under any of the foregoing (the “Releasors”), does hereby as of the Closing unconditionally and irrevocably release, acquit and forever discharge Purchaser and each of its past, present and future Affiliates and Representatives, including the Company, and all Persons acting by, through, under, or in concert with such Persons (the “Releasees”), of and from any and all actions, causes of action, suits, arbitrations, other Actions, demands, debts, Contracts, agreements, promises, Liabilities and Damages of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, or equitable theory of recovery, each as though fully set forth at length herein (collectively, a “Claim”), which the Releasors now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, act, omission or thing whatsoever in any way arising out of, based upon, or relating to such Seller’s ownership of Interests, the organization of the Company, the operation of the Company Business prior to the Closing, including any employment-related obligations or liabilities, which for the avoidance of doubt shall include any obligations or liabilities arising from the treatment of employees of IFM GmbH or any of its Affiliates or arrangements with such employees as set forth herein pursuant to the Acquired Rights Directive (2001/23/EC) and its implementation in German law pursuant to Section 613a German Civil Code or otherwise (the “Released Matters”); provided, however, that nothing set forth in this Section 6.4(a) shall affect the ability of any Seller to enforce its rights and remedies under this Agreement in accordance with the terms hereof. The Selling Parties expressly consent that this general release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Released Matters (notwithstanding any Law that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims). Notwithstanding the foregoing, nothing in this Agreement or any Ancillary Agreement to which Purchaser is a party shall be interpreted to release Purchaser from any of its obligations to the Selling Parties under this Agreement or any Ancillary Agreement to which Purchaser is a party.

(b) Each of the Selling Parties represents and warrants to Purchaser that there has been no assignment or other transfer of any interest in any Claim arising out of or based upon any of the Released Matters which any such Selling Party may have against any of the Releasees, and each Selling Party agrees to indemnify and hold the Releasees harmless from, and compensate and reimburse them for, any Liability, Claims or Damages incurred as a result of any Person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.

(c) Each Selling Party represents and warrants to Purchaser that neither it nor any of its Affiliates has filed, and such Selling Party shall not, and shall cause its Affiliates not to, file or otherwise seek to assert or assist any other Person in filing or otherwise seeking to assert, nor as of the date hereof has, any Claim arising out of or based upon any of the Released Matters against any of the Releasees. Each Selling Party agrees that if it hereafter commences, joins in, or in any manner seeks relief through any Action arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, including through any motion to reconsider, reopen or appeal the dismissal of the Action, then such Selling Party shall pay to the Releasees against whom such Claim(s) is asserted all Damages incurred by such Releasees in defending or otherwise responding to such Claim.

(d) Each of the Releasors also releases (i) the Business Employees from all restrictive covenants in favor of any Releasor or Releasor-affiliated entity and (ii) Purchaser, its Affiliates’ and Purchaser’s and its Affiliates’ respective employees, directors and officers, in their respective capacities as employees, directors or officers and in their individual capacities, from all (x) non-compete restrictive covenants in favor of any Releasor or Releasor-affiliated entity with respect to the Company Business and (y) no-solicitation and no-hire covenants in favor of any Releasor or Releasor-affiliated entity.

6.5 Non-Competition; Non-Solicitation.

(a) From and after the Closing until the [***] anniversary of the Closing Date, the Selling Parties shall not, and shall cause their respective Affiliates not to, directly or indirectly, (i) participate or engage in or (ii) own, manage, operate, or control any Person, or allow any of its members, managers, directors, officers, employees or agents to serve as a member, manager, director, officer, employee or agent of, or as a consultant, contractor or advisor to, any Person (other than Purchaser and its Affiliates) that participates or engages in, a Competing Business; provided, however, that nothing herein shall prevent the Selling Parties or any of their respective Affiliates from acquiring, solely as a passive investment and through market purchases, less than five percent of the outstanding equity securities of any Person engaged in a Competing Business to the extent that (A) such equity securities are traded on a national securities exchange or on the over-the-counter market and (B) none of the Selling Parties or any of their respective Affiliates is part of any control group of such Person or has any role in the governance of such Person.

(b) From and after the Closing until the [***] anniversary of the Closing Date, the Selling Parties shall not, and shall cause their respective Affiliates not to, directly or indirectly, hire or solicit for employment any Person who at such time is or during the immediately preceding six months was employed by or provided services to the Company or provided services supporting the businesses of Purchaser or its Affiliates (a “Restricted Person”) or influence, entice or encourage any Restricted Person to terminate such Person’s employment or contractor relationship with Purchaser or any of its Affiliates (including the Company); provided that these prohibitions shall not apply to (i) solicitations made to the public or the industry generally through advertising or electronic listing which are not targeted at employees of Purchaser or any of its Affiliates (including the Company) or (ii) hiring any person in connection with solicitations permitted under clause (i) and who was not otherwise solicited in breach of this Section 6.5(b).

(c) The Selling Parties hereby agree that the covenants set forth in this Section 6.5 are reasonable in duration and scope and are reasonable and necessary to protect the benefits received by Purchaser pursuant to this Agreement and the transactions contemplated hereby.

6.6 Waiver.

(a) Each Seller agrees and understands that the Shares are passive, non-voting shares of Purchaser Non-Voting Common Stock and such Seller is not entitled to any right to direct or cause the direction of the management or policies of Purchaser through the ownership of voting securities or otherwise.

(b) Each Seller understands and agrees that, but for the waiver made herein, such Seller would be entitled, upon written demand under oath stating the purpose thereof, to inspect for any proper purpose, and to make copies and extracts from, Purchaser’s stock ledger, a list of its stockholders, and its other books and records, and the books and records of subsidiaries of Purchaser, if any, under the circumstances and in the manner provided in Section 220 of the Delaware General Corporation Law (any and all such rights, and any and all such other rights of Purchaser as may be provided for in Section 220, the “Inspection Rights”). Seller hereby unconditionally and irrevocably waives the Inspection Rights, whether such Inspection Rights would be exercised or pursued directly or indirectly pursuant to Section 220 or otherwise, and covenants and agrees never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights.

6.7 Securities Laws; Restrictions on Transfer.

(a) Each Seller agrees and understands that the Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state or other Governmental Authority and that the Shares may be sold or disposed of only in one or more transactions (i) registered under the Securities Act, applicable state securities laws or the laws of any other applicable Governmental Authority or (ii) as to which an exemption from the registration requirements of the Securities Act, applicable state securities laws or the laws of any other applicable Governmental Authority is available.

(b) Each Seller agrees that for so long as any Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, it will not, and will procure that its Affiliates do not, resell in the United States or to any U.S. Person, or to any person acting for the benefit or account of any U.S. Person, any Shares that have been acquired by any of them unless pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

(c) Each Seller agrees that he, she or it shall only sell, assign, transfer or otherwise dispose of shares of Purchaser Non-Voting Common Stock that it acquires in connection with this Agreement or subsequently acquires (i) in compliance with the organizational documents of Purchaser, any stockholder or other agreements to which the Seller is bound and this Agreement, and (ii) if, prior to such sale, assignment, transfer or other disposal, the applicable transferee signs a counterpart to this Agreement pursuant to which such transferee agrees to be bound by the terms of this Agreement and to be a “Seller” hereunder; provided that, any subsequent transfer of Purchaser Non-Voting Common Stock by any such transferee shall also be made pursuant to, and in accordance with, all of the provisions of this Section 6.7(c) to the same extent as if each such transferee were a Seller.

(d) Purchaser agrees that, if requested by a holder of Purchaser Non-Voting Common Stock and no more than two (2) times per year, it shall provide such holder an accurate statement of the end of the most recent calendar quarter reflecting such holder’s outstanding equity interest in Purchaser, on a fully diluted basis.

6.8 Transfer Plan. The Selling Parties shall, and shall cause their respective Affiliates to, transfer all assets or property set forth on the Transfer Plan to Purchaser and its respective Affiliates within the time periods (and in any event no later than 30 days following Closing) and according to the procedures set forth in the Transfer Plan. Notwithstanding anything to the contrary in this Agreement, all assets, including [***] to be transferred pursuant to the Transfer Plan (the “[***]”) shall be deemed to exclusively relate to the Company Business and shall be assigned to the Company pursuant to the relevant Ancillary Agreement; provided, however, if no later than June 3, 2022, the Selling Parties believe that any [***] is not exclusively related to the Company Business (each an “[***]”), then (i) the Selling Parties may provide written notice to Purchaser to such effect, which notice shall include a list of any such [***] and (ii) only to the extent Purchaser agrees in writing, in its sole discretion, that any [***] is not exclusively related to the Company Business (each a “[***]”), then any such [***] shall no longer be deemed to exclusively relate to the Company Business and such [***] shall be added to Schedule 2 of the License Agreement and be subject to the terms of the License Agreement.

6.9 Business Employees. From and after the Closing, none of the Business Employees shall perform any services for the Selling Parties or any of their respective Affiliates.

6.10 Notification. Each of the Selling Parties shall notify Purchaser within one Business Day upon its receipt of: (i) any comments from any officials of any Governmental Authority in connection with any filings made related to the Company Business, (ii) any communications from any Person with respect to the Company Business or the Company Assets and (iii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Law.

ARTICLE VII

CONDITIONS TO OBLIGATIONS

7.1 Conditions to the Obligations of Each Party. The respective obligations of the Selling Parties and Purchaser to consummate the transactions provided for hereby shall be subject to the satisfaction at or prior to the Closing Date of the following condition:

(a) No Restraints. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or Law that (i) is in effect and (ii) has the effect of prohibiting or preventing the consummation of the transactions contemplated hereby.

7.2 Conditions to the Obligations of the Sellers. The obligations of the Selling Parties to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Selling Parties:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser shall be true and correct as of the date hereof (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” set forth therein) would not, individually or in the aggregate, materially and adversely affect Purchaser’s ability to consummate the transactions to be consummated by Purchaser hereunder.

(b) Covenants. Purchaser shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Deliveries. The Selling Parties shall have received the following:

(i) a certificate, dated the Closing Date and executed and delivered by an officer (or similar authorized person) of Purchaser, certifying that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(ii) the Transaction Consideration, in accordance with Section 2.3;

(iii) complete and accurate copies of the Ancillary Agreements executed and delivered by the parties thereto;

(iv) resolutions of Purchaser’s board of directors (A) authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (B) approving the issuance of the Shares to the Sellers in accordance with the terms of this Agreement, and (C) approving the entry into the electronic stock ledger of Purchaser the names of the Sellers as the holders of the Shares (when issued hereunder) and the making of such entries into other corporate records of Purchaser as may be necessary;

(v) such other documents or instruments as the Selling Parties reasonably request to consummate the transactions contemplated by this Agreement.

7.3 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser:

(a) Representations and Warranties. (i) Each of the Fundamental Representations shall be true and correct in all respects as of the date hereof (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) and (ii) the representations and warranties of each Selling Party contained in this Agreement (other than the Fundamental Representations) shall be true and correct in all material respects as of the date hereof (except that those representations and warranties which address matters only as of a particular date need only be true and correct in all material respects as of such date).

(b) Covenants. Each Selling Party shall have performed or complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by such Selling Party on or prior to the Closing Date.

(c) Deliveries. Purchaser shall have received the following:

(i) a complete and accurate Closing Financial Certificate, certified as such by the chief executive officer of Parent, containing such supporting documentation, information and calculations as are reasonably requested by Purchaser;

(ii) a properly completed and executed United States Internal Revenue Service Form W-9 from each Seller and Management;

(iii) resignations, effective as of the Closing, of all of the managers, directors and officers of the Company, in form and substance reasonably satisfactory to Purchaser;

(iv) Interest transfers, in form and substance reasonably satisfactory to Purchaser, duly executed by the registered holder thereof in favor of Purchaser;

(v) a certificate, dated the Closing Date and executed and delivered by a director (or similar authorized person) of each of the Selling Parties, certifying that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(vi) a certificate, dated the Closing Date and executed and delivered by a director (or similar authorized person) of each Selling Party, certifying: (A) that attached thereto are the organizational documents of the Company as in effect at the time of the Closing, (B) that attached thereto are the resolutions (or similar authorizing documents) of such Selling Party authorizing the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, and all such resolutions (or similar authorizing documents) are in full force and effect and are all of the resolutions (or similar authorizing documents) adopted in connection with the transactions contemplated hereby, and (C) the names and signatures of the Persons who are authorized to sign this Agreement on behalf of such Selling Party;

(vii) a duly executed termination or settlement agreement with the employees listed on Schedule 7.3(c)(vii) in form and substance reasonably satisfactory to Purchaser, (A) terminating such employees’ employment with IFM GmbH, (B) setting forth that any employment relationship between IFM GmbH or any of its Affiliates and such employees have been validly terminated and (C) certifying that such employees are not transferring from IFM GmbH to Odyssey GmbH pursuant to the Acquired Rights Directive (2001/23/EC) and its implementation in German law pursuant to Section 613a German Civil Code or otherwise;

(viii) certificates duly executed by each Business Employee employed by IFM GmbH in form and substance reasonably satisfactory to Purchaser whereby such Business Employees waive their right to object to the transfer of their employment relationships from IFM GmbH to Odyssey GmbH prior to the expiration of the objection period pursuant to Section 613a(5) of the German Civil Code;

(ix) certificates duly executed by (A) the employees listed on Schedule 7.3(c)(vii) and (B) the employees listed on Schedule 7.3(c)(ix) in form and substance reasonably satisfactory to Purchaser certifying that such employees are not transferring from IFM GmbH to Odyssey GmbH pursuant to the Acquired Rights Directive (2001/23/EC) and its implementation in German law pursuant to Section 613a German Civil Code or otherwise;

(x) employment contracts, Purchaser’s standard form of Confidentiality Agreement and other reasonable and customary employment documentation, duly executed by the Business Employees;

(xi) an Adoption Agreement duly executed by the Sellers to that certain Voting Agreement, dated as of August 31, 2021, by and among Purchaser and the stockholders of Purchaser party thereto, as amended;

(xii) complete and accurate copies of the Ancillary Agreements executed and delivered by the parties thereto;

(xiii) a Termination Agreement, duly executed by Management and the Company, terminating the Intercompany Services Agreement by and between the Company and Management, dated November 25, 2019; and

(xiv) such other documents or instruments as Purchaser reasonably requests to consummate the transactions contemplated by this Agreement.

(d) Consents and Approvals. The Company shall have received, and the Company shall have delivered to Purchaser consents of the Persons set forth on Schedule 7.3(d).

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations. The representations and warranties contained in Article III and Article IV shall survive the Closing until the date that is [***] months after the Final Transfer Date; provided, however, that the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (No Subsidiaries), Section 3.3 (Authorization), Section 3.5 (Ownership of Interests; Capitalization), Section 3.6(a) (Title to Properties and Assets), Section 3.11 (Indebtedness; Liabilities), Section 3.12 (Taxes), Section 3.16(m) (Intellectual Property), and Section 3.21 (No Brokers) (collectively, the “Fundamental Representations”) and Sections 4.1 (Organization), Section 4.2 (Authorization) and Section 4.4 (No Brokers) shall survive until the later of (1) [***] years following the Closing Date and (2) the date on which the final Milestone Payment contemplated hereunder shall become due and payable. All of the covenants and other agreements of the Parties contained in this Agreement for which performance or fulfillment is contemplated to have occurred (a) prior to the Closing shall survive the Closing until the date that is [***] months after the Final Transfer Date and (b) at or following the Closing shall survive until fully performed or fulfilled. Any claim for indemnification under this Article VIII must be asserted by a Claim Notice within the applicable survival period contemplated by this Section 8.1, and if such a Claim Notice is given within such applicable period, the survival period for such representation, warranty, covenant or other agreement with respect to such claim shall continue until the claim is fully resolved. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

8.2 Indemnification.

(a) From and after the Closing, subject to the provisions of this Article VIII, the Selling Parties, jointly and severally shall indemnify and hold harmless Purchaser and each of its Affiliates (including the Company) and each of Purchaser’s and such Affiliates’ respective Representatives (the “Purchaser Indemnified Parties”) from and against, and compensate and reimburse each of them for, any and all damages, claims, losses, costs, Liabilities, Taxes, expenses or amounts paid in settlement, including interest, fines, penalties, reasonable attorneys’ fees and costs and expenses of investigation, defense, enforcement of this Agreement and remedial action (collectively, “Damages”), asserted against, suffered, sustained, accrued or incurred by such Purchaser Indemnified Party arising out of or relating to:

(i) any breach of or inaccuracy in any representation or warranty made by the Selling Parties in this Agreement or in any certificate (including the Closing Financial Certificate) delivered to Purchaser pursuant to this Agreement (without giving effect to any materiality threshold or qualifier contained therein);

(ii) any failure of the Selling Parties to perform or any breach by the Selling Parties of any covenant or obligation of the Selling Parties in or pursuant to this Agreement;

(iii) (A) any inaccuracy contained in the Allocation Schedule or any failure of the Allocation Schedule to allocate the Closing Consideration in accordance with the provisions of the Company’s organizational documents, and the terms and conditions of this Agreement; (B) any claim or allegation made by or on behalf of any current, former or alleged Member challenging, disputing or objecting to the amount of the Closing Consideration, the amount of any Milestone Payment or any other payment received or to be received by any such current, former or alleged Member; or (C) any other claim or allegation by any Person other than a Seller asserting a right to receive any portion of the Transaction Consideration;

(iv) any fraud or intentional misrepresentation by or on behalf of the Selling Parties or the Company in connection with this Agreement or the transactions contemplated hereby;

(v) any Pre-Closing Taxes;

(vi) any current or former employees of IFM GmbH or any of its Affiliates who is not offered employment by Purchaser or any of its Affiliates as expressly contemplated by this Agreement; and

(vii) Indebtedness, Transaction Expenses or Liabilities of the Company relating to any pre-Closing activities of the Company that remained outstanding as of the Closing.

(b) From and after the Closing, subject to the provisions of this Article VIII, Purchaser shall indemnify and hold harmless each of the Selling Parties and each of their respective Representatives and Affiliates (the “Seller Indemnified Parties” and collectively with Purchaser Indemnified Parties, the “Indemnified Parties”), from and against, and compensate and reimburse each of them for, any and all Damages asserted against, suffered, sustained, accrued or incurred by the Seller Indemnified Party arising out of or relating to:

(i) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement or any certificate delivered to the Selling Parties pursuant to this Agreement (without giving effect to any materiality threshold or qualifier contained therein); or

(ii) any failure of Purchaser to perform or any breach by Purchaser of any covenant or obligation of Purchaser in this Agreement.

(c) The term “Damages” as used in this Article VIII is not limited to Third Party Claims, but includes Damages incurred or sustained by such Indemnified Parties in the absence of Third Party Claims, and payments by an Indemnified Party shall not be a condition precedent to recovery; provided that Damages shall only include punitive damages to the extent such Indemnified Party is determined by a court of competent jurisdiction to be actually liable to a Third Party for such Damages in connection with a Third Party Claim and such Third Party Claim is subject to indemnification pursuant to this Article VIII.

8.3 Notice of Claims.

(a) Any Indemnified Party seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 8.1 above, give to the Party which is obligated pursuant to this Article VIII to provide indemnification (the “Indemnifying Party”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to such claim for indemnification and shall include in such Claim Notice whether such claim relates to a claim by a Third Party against such Indemnified Party (a “Third Party Claim”) and (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based; provided, that a Claim Notice in respect of any Action by or against a Third Party as to which indemnification shall be sought shall be given promptly after the Indemnified Party becomes aware that such Action has been commenced; and provided further, that failure to timely give such notice shall not affect such Indemnified Party’s right to indemnification hereunder except to the extent the Indemnifying Party shall have been materially prejudiced by such failure.

(b) Except in the case of a Third Party Claim, the Indemnifying Party shall have 20 Business Days following receipt of any Claim Notice pursuant hereto to (i) agree to such indemnification claim and the amount or method of determination set forth in the Claim Notice and satisfy such indemnification claim, (A) in the case of a Purchaser Indemnified Party, at Purchaser’s election, by wire transfer of immediately available funds or in accordance with Section 8.6 or (B) in the case of a Seller Indemnified Party, by wire transfer of immediately available funds or (ii) to provide such Indemnified Party with notice that it disagrees with any such indemnification claim or the amount or method of determination set forth in the Claim Notice and thereafter comply with the dispute resolution provisions set forth in Section 9.4.

8.4 Third Party Claims. With respect to any Third Party Claim (a) that seeks as recovery solely the payment of money damages, (b) that will not result in the Indemnified Party becoming subject to injunctive or other relief or otherwise adversely affect the business or reputation of Purchaser or any of its Affiliates (including the Company), (c) that does not involve any allegation of criminal conduct or potential enforcement penalties by any Governmental Authority, and (d) if the Indemnified Party is a Purchaser Indemnified Party, the amount does not exceed the Closing Consideration and the Third Party Claim does not relate to Company IP, the Indemnifying Party shall have 15 days following receipt of the Claim Notice with respect to such Third Party Claim to deliver to the Indemnified Party a written acknowledgement that (i) such Third Party Claim is an indemnifiable claim for which it is liable under this Article VIII, subject to the limitations set forth in Section 8.5, and (ii) it will undertake, conduct and control (in accordance with the terms hereof), through counsel of its own choosing (provided that such counsel must be reasonably acceptable to the Indemnified Party) and at its own expense, the settlement or defense thereof, in which case the Indemnifying Party shall have the right to conduct and control the settlement or defense of such Third Party Claim. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in connection therewith and may participate in such settlement or defense through counsel chosen by such Indemnified Party and paid at its own expense, provided that, if in the opinion of counsel for the Indemnified

Party, there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for reasonable fees and expenses of one counsel to such Indemnified Party in connection with such settlement or defense. If the Indemnifying Party does not so notify the Indemnified Party within such 15-day period (or the Indemnifying Party notifies the Indemnified Party that it disputes such indemnification claim during such 15-day period), the Indemnified Party shall have the right to undertake, at the Indemnifying Party’s cost, risk and expense, the defense or settlement of such Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided that the Indemnifying Party may participate in such settlement or defense through counsel chosen by such Indemnifying Party and paid at its own expense. The Indemnifying Party shall (A) reasonably cooperate with the Indemnified Party and its counsel in connection with the settlement or defense of any Third Party Claim for which the Indemnified Party undertakes the defense or settlement and (B) advance the Indemnified Party promptly and periodically for the reasonable costs of settling or defending against such Third Party Claim (including reasonable attorneys’ fees and expenses). The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement of a Third Party Claim that (1) includes any admission of fault by the Indemnified Party, (2) provides for any remedy other than money damages, (3) will not be paid entirely by the Indemnifying Party, or (4) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all Liability with respect to such claim or consent to entry of any judgment. No Indemnified Party may pay or settle any Third Party Claim without the consent of the Sellers, with respect to claims where the Sellers are (or any Seller is) the Indemnifying Party, or of Purchaser, with respect to claims where Purchaser is the Indemnifying Party, in either case, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, no Seller shall be entitled to (x) control any claim relating to Taxes of Purchaser or its Affiliates, or the Company for any Post-Closing Tax Period or (y) settle, either administratively or after the commencement of any Action, any claim for Taxes which could adversely affect the Liability of Purchaser or its Affiliates, or the Company for Taxes for any Post-Closing Tax Period, in either case ((x) and (y)), without the prior written consent of Purchaser.

8.5 Limitations on Indemnity.

(a) Except for each Selling Parties’ liability for its own commission of fraud or intentional misrepresentation, the aggregate liability of such Selling Parties under this Article VIII shall not exceed an amount equal to the sum of the Closing Consideration and the Milestone Payments that become payable under the terms of this Agreement.

(b) Anything in this Agreement to the contrary notwithstanding, in the event that any Selling Party is obligated to indemnify any Purchaser Indemnified Party for any Damages pursuant to the provisions of this Article VIII, Purchaser shall be permitted to cancel for no consideration a number of Shares issued to any Seller equal to (i) the aggregate amount of such Damages for which the Indemnifying Party is liable pursuant to Section 8.2(a), divided by (ii) the Per Share Value.

(c) Upon any such redemption and cancellation of shares of Purchaser Non-Voting Common Stock under this Section 8.5(c), Purchaser shall deliver written notice to the applicable Seller setting forth the amount of such Damages and the number of shares of Purchaser Non-Voting Common Stock to be cancelled and shall reflect such cancellation (and reissue, as applicable) in book entry form in Purchaser’s electronic stock ledger. In furtherance of any exercise by Purchaser of its right to cancel shares of Purchaser Non-Voting Common Stock under this Section 8.5(c), each of the Sellers hereby appoints Purchaser’s chief executive officer as their respective attorney-in-fact to take such action as is reasonably necessary to cause the redemption and cancellation of the shares of Purchaser Non-Voting Common Stock comprising the Shares issued to such Seller.

(d) The amount of any Damages for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Damages in excess of the sum of (i) reasonable out-of-pocket costs and expenses relating to collection under such policies, (ii) any incremental increase in premiums directly resulting therefrom, and (iii) any deductible or retention associated therewith; provided that no Indemnified Party shall have any obligation to make a claim under any insurance policy, and any amounts recovered under insurance policies shall be secondary source of remedy for Damages (the indemnification provided in this Article VIII being the primary source).

(e) To the maximum extent permitted by Law, any payment made by a Person indemnifying a Indemnified Party pursuant to this Article VIII shall be treated on the Parties’ Tax Returns and otherwise as an adjustment to the aggregate consideration payable by Purchaser for the Interests, as set forth in Section 2.3, for all Tax purposes.

8.6 Payment of Indemnification Claims; Set-off.

(a) If an amount has been claimed by a Purchaser Indemnified Party pursuant to Section 8.2(a) (whether or not finally determined to be owed by the Sellers), and if the Milestone Payments have not yet been fully paid pursuant to Article II, Purchaser may set-off such amounts claimed against any Milestone Payments then due and payable but not yet paid pursuant to Article II, on a dollar-for-dollar basis, notwithstanding any objection by the Sellers; provided that any such set-off is not intended to, and shall not, affect the amount, Tax characterization or other Tax treatment of any payment hereunder for withholding tax purposes. The exercise of such right of set-off by Purchaser in good faith, whether or not the claim is ultimately determined to be justified, will not constitute a breach of this Agreement. Once an indemnification claim by a Purchaser Indemnified Party is finally determined in accordance with this Agreement, if the Damages relating to such claim are determined to be less than the amount set-off against the Milestone Payments, Purchaser shall, within 10 Business Days following such final determination, notify the Sellers of the same and pay such excess amount to the Sellers. Any claim, the Indemnifying Party’s Liability therefor and the amount of the related Damages shall be “finally determined” when the Parties to such claim have so determined by mutual written agreement or, if disputed, when a final Order of a Chosen Court shall have been entered, concerning such matters.

(b) Each Selling Party waives, and acknowledges and agrees that such Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Purchaser or the Company, or any of their respective Affiliates or Representatives, assigns or successors, for any indemnification claims asserted by any Purchaser Indemnified Party in connection with any indemnification obligation or any other Liability to which such Selling Party may become subject under or in connection with this Agreement, it being acknowledged and agreed that the representations, warranties, covenants and agreements of the Selling Parties are solely for the benefit of Purchaser Indemnified Parties.

8.7 Tax Treatment. To the extent permitted by Law, the Parties agree to treat all payments made or redemption and cancellation of shares of Purchaser Non-Voting Common Stock comprising the Shares under this Article VIII, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the consideration payable for the Interests hereunder for all Tax purposes.

8.8 Remedies. The remedies in this Article VIII shall be the sole and exclusive monetary remedies of Purchaser and the Selling Parties with respect to any breach of any representations, warranties, covenants and agreements of Purchaser or the Selling Parties set forth in this Agreement or otherwise as between Purchaser and the Selling Parties arising out of this Agreement, regardless of the theory or cause of action pled, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that neither Purchaser nor the Selling Parties shall be deemed to have waived any rights, claims, causes of action or remedies in the case of a Party’s fraud or intentional misrepresentation. The foregoing shall in no way limit the remedies available to any Person under any Ancillary Agreement.

ARTICLE IX

MISCELLANEOUS

9.1 Shares and Share Certificate Procedures.

(a) All Shares issued to the Sellers hereunder shall be represented by digital certificates and shall be recorded in book entry form in Purchaser’s electronic stock ledger.

(b) Subject to the terms and conditions of this Agreement, Purchaser shall be permitted to rely, without further inquiry, on the Allocation Schedule in delivering any Shares to the Sellers under this Agreement.

9.2 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void, except that (a) Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate of Purchaser without the consent of the other Parties (and an Affiliate of Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to another Affiliate of Purchaser or to Purchaser without the consent of the other Parties) and (b) Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that acquires all or substantially all of Purchaser’s assets related to this Agreement, whether by merger, stock purchase, asset purchase or otherwise, without the consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

9.3 Notices. All notices, demands, waivers and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally or delivered by electronic mail or globally recognized express delivery service to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given is furnished to the other Parties in writing in accordance herewith. Any such notice, demand, waiver or other communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of electronic mail, on the date of sending if no automated notice of delivery failure is received by the sender, and (c) in the case of a globally recognized express delivery service, on the date on which receipt by the addressee is confirmed pursuant to such delivery service’s systems.

If to Purchaser, to:

Odyssey Therapeutics, Inc.

[***]

Ann Arbor, MI 48107

Attention: Gary D. Glick

E-Mail: [***]

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Jack S. Bodner

E-mail: jbodner@cov.com

If to Parent, to:

IFM Therapeutics, Inc.

855 Boylston Street, 11th Floor

Boston, MA 02116

ATTN: Chief Executive Officer

If to Management, to:

IFM Management, Inc.

c/o IFM Therapeutics

855 Boylston Street, 11th Floor

Boston, MA 02116

ATTN: Chief Executive Officer

If to IFM GmbH, to:

IFM International GmbH

c/o IFM Therapeutics

855 Boylston Street, 11th Floor

Boston, MA 02116

ATTN: Chief Executive Officer

If to Quattro, to:

IFM Quattro, Inc.

c/o IFM Therapeutics

855 Boylston Street, 11th Floor

Boston, MA 02116

ATTN: Chief Executive Officer

If to Cinque, to:

IFM Cinque, Inc.

c/o IFM Therapeutics

855 Boylston Street, 11th Floor

Boston, MA 02116

ATTN: Chief Executive Officer

If to Continua, to:

IFM Continua, Inc.

c/o IFM Therapeutics

855 Boylston Street, 11th Floor

Boston, MA 02116

ATTN: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attn: William D. Collins

Email: wcollins@goodwinlaw.com

9.4 Governing Law; Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by, and enforced and construed in accordance with, the Law of the State of Delaware, including its statutes of limitations, without regard to the conflict of Laws rules of such state that would result in the application of the Laws of another jurisdiction.

(b) Dispute Resolution. Each Party irrevocably agrees that any Action against it arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any appeal thereof (collectively, the “Chosen Courts”), and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the Chosen Courts in personam with respect to any such Action and waives to the fullest extent permitted by Law any objection that it may now or hereafter have that any such Action has been brought in an inconvenient forum.

(c) Service of Process. Each Party agrees that:

(i) service of any process, summons, notice or document by registered mail to its address set forth in Section 9.3 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in the Chosen Courts; and

(ii) failure by a process agent to notify it of any process will not invalidate the relevant proceedings or render service of those proceeding ineffective. Nothing in this Section 9.4(c) affects any other method of service allowed by Law.

(d) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4(d).

(e) Payment Disputes. Notwithstanding anything to the contrary in this Agreement, all Payment Disputes shall be pursued against Purchaser solely by the Sellers’ in accordance with this Section 9.4.

9.5 Amendments and Waivers. This Agreement may be amended, modified, superseded or cancelled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by both Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance. No course of dealing between the Parties shall be effective to amend or waive any provision of this Agreement. The waiver by any Party of any right hereunder or of the failure to perform or of a breach by any other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

9.6 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Party incurring such expenses whether or not the transactions contemplated hereby are consummated; provided, however, that the Selling Parties, jointly and severally, shall be responsible for all Transaction Expenses of the Company, any of the Selling Parties or any of their respective Affiliates.

9.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to (a) reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases and (b) replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.

9.8 Further Assurances. Upon the reasonable request of Purchaser or the Sellers, each Party will on and after the Closing Date execute and deliver, or cause to be executed and delivered, to the other Party such other documents, assignments and other instruments or will take, or cause to be taken, all such further actions as may be reasonably required to effect and evidence the provisions of this Agreement and the transactions contemplated hereby to have occurred at Closing.

9.9 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties (and their successors and permitted assigns), Indemnified Parties that are not Parties pursuant to Article VIII, and Releasees that are not Parties pursuant to Section 6.4, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

9.10 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.11 Injunctive Relief; Specific Performance. The Parties hereby acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the non-breaching Parties would not have any adequate remedy at law. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.

9.12 Interpretation. In this Agreement, unless the context otherwise requires, references: (a) to the Recitals, Articles, Sections, Exhibits or Schedules are to a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement; (b) to any agreement (including this Agreement) or contract are to the agreement or contract as amended, modified, supplemented or replaced from time to time in accordance with the terms thereof (provided, that this clause (b) shall not apply with respect to the representations and warranties of the Selling Parties set forth in Section 3.8(a)); (c) to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended from time to time and to any rules, regulations or guidance promulgated thereunder; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under such statutes), in each case, as of such date; (d) to any Person include any successor, heir, executor or administrator, as applicable, to that Person or permitted assigns of that Person; and (e) to this Agreement are to this Agreement and the Exhibits and Schedules to it, taken as a whole. The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “herein,” “hereby” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated. The terms herein defined in the singular shall have a comparable meaning when used in the plural, and vice versa. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The masculine, feminine and neuter genders used herein shall include each other gender. The terms “dollars” and “$” means dollars of the United States of America. The word “or” is used in the inclusive sense (and/or).

9.13 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translations, the English version shall control.

9.14 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, electronic mail or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

9.15 Entire Agreement. The Exhibits and Schedules referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement. This Agreement, together with the Confidentiality Agreement and the other documents and instruments specifically referred to herein, all Exhibits and Schedules hereto, and the Selling Parties’ Disclosure Letter, constitutes the entire agreement among the Parties and their respective Affiliates pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the subject matter hereof.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

ODYSSEY THERAPEUTICS, INC.

By:	/s/ Gary D. Glick
Name: Gary D. Glick
Title: President and Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

IFM THERAPEUTICS, LLC

By:	/s/ H. Martin Seidel
Name: H. Martin Seidel
Title: Chief Executive Officer

IFM MANAGEMENT, INC.

By:	/s/ H. Martin Seidel
Name: H. Martin Seidel
Title: Chief Executive Officer

IFM THERAPEUTICS GMBH

By:	/s/ H. Martin Seidel
Name: H. Martin Seidel
Title: Managing Director

IFM QUATTRO, INC.

By:	/s/ H. Martin Seidel
Name: H. Martin Seidel
Title: Chief Executive Officer

IFM CINQUE, INC.

By:	/s/ H. Martin Seidel
Name: H. Martin Seidel
Title: Chief Executive Officer

IFM CONTINUA, INC.

By:	/s/ H. Martin Seidel
Name: H. Martin Seidel
Title: Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]